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			 AGREEMENT AND PLAN OF MERGER



				BY AND BETWEEN



			    BOSTONFED BANCORP, INC.



				      AND



			    BROADWAY CAPITAL CORP.



		  DATED AS OF THE 20TH DAY OF SEPTEMBER, 1996














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			       TABLE OF CONTENTS
									  PAGE



				   ARTICLE I

				  THE MERGER

      Section 1.01  Structure of the Merger................................  1
      Section 1.02  Purchase Price.........................................  2
      Section 1.03  Effect on Outstanding Shares...........................  2
      Section 1.04  Exchange Procedures....................................  3
      Section 1.05  Options and Rights.....................................  5
      Section 1.06  Secondary Merger.......................................  5
      Section 1.07  Modification of Structure..............................  5

				  ARTICLE II

			REPRESENTATIONS AND WARRANTIES

      Section 2.01  Representations and Warranties of the Seller...........  5
      Section 2.02  Representations and Warranties of the Purchaser and
		    Acquisition Corp....................................... 19

				  ARTICLE III

			  CONDUCT PENDING THE MERGER

      Section 3.01  Conduct of the Seller's Business Prior to the
		    Effective Time..........................................22
      Section 3.02  Forbearance by the Seller...............................23
      Section 3.03  Conduct of the Purchaser's Business Prior to
		    the Effective Time......................................27

				  ARTICLE IV

				  COVENANTS

      Section 4.01  No Solicitation........................................ 27
      Section 4.02  Certain Policies of the Seller; Balance Sheet.......... 28
      Section 4.03  Access and Information................................. 29
      Section 4.04  Employees and Directors................................ 30
      Section 4.05  Certain Filings, Consents and Arrangements............. 31
      Section 4.06  Anti-takeover Provisions............................... 31
      Section 4.07  Additional Agreements.................................. 31
      Section 4.08  Publicity...............................................32

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      Section 4.09  Notification of Certain Matters........................ 32
      Section 4.10  Directors' Insurance................................... 32
      Section 4.11  Shareholders' Meeting.  ............................... 32
      Section 4.12  Dissenters' Rights.  .................................. 33
      Section 4.13  Continuation of Leases................................. 33
      Section 4.14  Subsequent Financial Statements........................ 33
      Section 4.15  Current Information ....................................33

				   ARTICLE V

			  CONDITIONS TO CONSUMMATION

      Section 5.01  Conditions to Each Party's Obligations................. 34
      Section 5.02  Conditions to the Obligations of the Purchaser
		    under this Agreement................................... 34
      Section 5.03  Conditions to the Obligations of the Seller.............36

				  ARTICLE VI

				  TERMINATION

      Section 6.01  Termination.............................................38
      Section 6.02  Effect of Termination.................................. 39
      Section 6.03  Termination Fee........................................ 39

				  ARTICLE VII

		  CLOSING, EFFECTIVE DATE AND EFFECTIVE TIME

      Section 7.01  Effective Date and Effective Time...................... 39
      Section 7.02  Deliveries at the Closing.............................. 39


				 ARTICLE VIII

				 OTHER MATTERS

      Section 8.01  Certain Definitions; Interpretation.................... 40
      Section 8.02  Survival............................................... 40
      Section 8.03  Amendment.............................................. 40
      Section 8.04  Waiver................................................. 40
      Section 8.05  Counterparts........................................... 41
      Section 8.06  Governing Law.......................................... 41
      Section 8.07  Expenses............................................... 41
      Section 8.08  Notices................................................ 41

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      Section 8.09  Entire Agreement; Etc.................................. 42
      Section 8.10  Assignment............................................. 42
      Section 8.11  Schedules Not Admissions............................... 42

LIST OF EXHIBITS

Exhibit A   Plan of Merger
Exhibit B   Shareholder Agreement
Exhibit C   Employment Agreement

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      This is an AGREEMENT AND PLAN OF MERGER, dated as of the 20th day of
September, 1996 (this "Agreement"), by and among BOSTONFED BANCORP, INC., a Delaware corporation (the "Purchaser") and BROADWAY CAPITAL CORP., a Massachusetts corporation (the "Seller").

			    INTRODUCTORY STATEMENT

      The Boards of Directors of the Purchaser and the Seller have approved, and deem it advisable and in the best interests of their respective companies and their shareholders to consummate the business combination transaction provided for herein in which a subsidiary of Purchaser ("Acquisition Corp.") will, subject to the terms and conditions set forth herein, merge with and into the Seller.

      The Purchaser and the Seller desire to make certain representations, warranties and agreements in connection with the business combination transaction provided for herein and to prescribe various conditions to such transaction.

      In consideration of their mutual promises and obligations hereunder, the parties hereto adopt and make this Agreement and prescribe the terms and conditions hereof and the manner and basis of carrying it into effect, which shall be as follows:


				   ARTICLE I

				  THE MERGER

      SECTION 1.01 STRUCTURE OF THE MERGER. Subject to the terms and conditions of this Agreement, at the Effective Time (as defined in Section 7.01):
Acquisition Corp. shall merge (the "Merger") with and into the Seller pursuant to a Plan of Merger substantially in the form attached as Exhibit A, which qualifies as a reorganization under Section 368 of the Internal Revenue Code of 1986, as amended; the separate existence of Acquisition Corp. shall cease; Seller shall be the surviving corporation in the Merger (the "Surviving Corporation") and shall then be a wholly owned subsidiary of Purchaser; and all of the property (real, personal and mixed), rights, powers and duties and obligations of Acquisition Corp. shall be taken and deemed to be transferred to and vested in Seller, as the Surviving Corporation in the Merger, without further act or deed, all in accordance with the applicable laws of the Commonwealth of Massachusetts. At the Effective Time (as defined in Section 7.01), the Articles of Organization and Bylaws of the Seller shall be amended in their entirety to conform to the Articles of Organization and Bylaws of Acquisition Corp. in effect immediately prior to the Effective Time and shall become the Articles of Organization and Bylaws of the Surviving Corporation. At the Effective Time, the directors and officers of Acquisition Corp. shall become the directors and officers of the Surviving Corporation.



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	    SECTION 1.02  PURCHASE PRICE.

      (a) The aggregate purchase price (the "Purchase Price") to be paid by the Purchaser to the stockholders of the Seller pursuant to Section 1.03 shall be $369.31 per share of the Seller's issued and outstanding shares of common stock, par value $0.01 per share (the "Seller Common Stock") as of the Effective Time multiplied by the number of then issued and outstanding shares (which shall not exceed 59,570 such shares) of Seller Common Stock (the "Base Price"), adjusted as set forth in paragraph (b) below and as set forth in Section 3.03(b) of this Agreement.

      (b)   The Base Price shall be reduced by:

	    (i) Any costs in excess of $190,000 incurred or paid by the Seller in connection with this Agreement and the business combination transaction contemplated herein. Such costs include, but are not limited to, legal and accounting fees and expenses (including any such fees and expenses for tax advice and counsel); the cost of any fairness opinion; any investment banker, finders, or other similar fees and expenses but not including the payment identified in Section 4.04(c) hereof; and

	    (ii) Any dividend paid by the Seller to its shareholders after June 30, 1996 in excess in the aggregate of $134,430 in dividends per quarter; provided, however, to the extent that additional shares of Seller Common Stock are issued on or prior to December 31, 1996 pursuant to the exercise of presently outstanding options to purchase such shares of Seller Common Stock, the aggregate dividends which may thereafter be paid in a quarter would be increased by $3 per share for each such additional share of Seller Common Stock issued on or before December 31, 1996; and

	    (iii) Any bonuses or similar payments to employees made between June 30, 1996 and the Closing in excess of an aggregate of $250,000; and

	    (iv) Any amount paid upon the exercise of Stock Appreciation Rights or similar rights ("SARs") after June 30, 1996 in excess of the aggregate of $1,688,188.

      (c) The "Per Share Purchase Price" shall be the Purchase Price (as adjusted pursuant to paragraph (b) above and as set forth in Section 3.03(b) of this Agreement) divided by the number of issued and outstanding shares of Seller Common Stock at the Effective Time.

	    SECTION 1.03  EFFECT ON OUTSTANDING SHARES.

      (a) By virtue of the Merger, automatically and without any action on the part of the holder thereof, each share of Seller Common Stock, issued and outstanding at the Effective Time (which shares of Seller Common Stock shall not exceed a total of 59,570 shares), other than (i) shares held directly or indirectly by the Purchaser (other than shares held in a fiduciary capacity or in satisfaction of a debt previously contracted) (ii) shares held

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as treasury stock of the Seller (iii) shares underlying unexercised stock options and (iv) shares as to which dissenters' rights have been asserted and duly perfected in accordance with the provisions of the laws of the Commonwealth of Massachusetts, shall become and be converted into the right to receive the Per Share Purchase Price in cash without interest (the "Merger Consideration"). As of the Effective Time, each share of Seller Common Stock held directly or indirectly by the Purchaser (other than shares held in a fiduciary capacity or in satisfaction of a debt previously contracted), and each share of Seller Common Stock held as treasury stock of the Seller shall be cancelled and retired and cease to exist, and no exchange or payment shall be made with respect thereto. Any shares as to which dissenters' rights have been asserted and duly perfected in accordance with the provisions of the laws of the Commonwealth of Massachusetts also shall be cancelled and retired and cease to exist, and the holder of such shares shall only be entitled to the dissenters' rights provided by law. Each option to purchase Seller Common Stock outstanding immediately prior to the Effective Time, shall be cancelled and shall only be entitled to the right to receive the cash payment as set forth in Section 1.05.

      (b) The shares of common stock of Acquisition Corp. issued and outstanding immediately prior to the Effective Time shall become shares of the Surviving Corporation after the Merger and shall thereafter constitute all of the issued and outstanding shares of the capital stock of the Surviving Corporation.

      SECTION 1.04  EXCHANGE PROCEDURES.

      (a) At and after the Effective Time, each certificate previously representing shares of Seller Common Stock (the "Certificate") (except as specifically set forth in Section 1.03) shall represent only the right to receive the Merger Consideration in cash without interest and shall be deemed cancelled and null and void.

      (b) At the Effective Time, the Purchaser shall deposit, or shall cause to be deposited, with such bank or trust company as selected by the Purchaser and reasonable acceptable to Seller as exchange agent (the "Exchange Agent"), for the benefit of the holders of shares of Seller Common Stock, for exchange in accordance with this Section 1.04, an amount of cash sufficient to pay the Purchase Price pursuant to Section 1.03.

      (c) As soon as practicable but not later than three (3) business days after the Effective Time, the Purchaser shall cause the Exchange Agent to mail or deliver to each holder of record of a Certificate or Certificates a letter of transmittal specifying instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration. Upon the proper surrender of a Certificate or Certificates to the Exchange Agent, together with a properly completed and duly executed letter of transmittal, the holder of such Certificate or Certificates shall be entitled to promptly receive in exchange therefore by check an amount equal to the product of the Per Share Purchase Price and the number of shares of Seller Common Stock represented by the Certificate or Certificates surrendered pursuant to the provisions hereof.


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	    No interest will be paid or accrued on the Merger Consideration. In the event of a transfer of ownership of any shares of Seller Common Stock not registered in the transfer records of the Seller, payment of the Merger Consideration may be issued to the transferee if the Certificate representing such Seller Common Stock is presented to the Exchange Agent, accompanied by documents sufficient, in the discretion of the Purchaser and the Exchange Agent
(i) to evidence and effect such transfer, and (ii) to evidence that all applicable stock transfer taxes have been paid.

      (d) From and after the Effective Time, there shall be no transfers on the stock transfer records of the Seller of any shares of Seller Common Stock that were outstanding immediately prior to the Effective Time. If after the Effective Time Certificates are presented to the Purchaser or Seller, they shall be cancelled and exchanged for the Merger Consideration deliverable in respect thereof pursuant to this Agreement in accordance with the procedures set forth in this Section 1.04.

      (e) Any portion of the Purchase Price or the proceeds of any investments thereof that remains unclaimed by the shareholders of the Seller for 3 months after the Effective Time shall be repaid by the Exchange Agent to the Purchaser. Any shareholders of the Seller who have not theretofore complied with this
Section 1.04 shall thereafter look only to the Purchaser for payment of their Per Share Purchase Price deliverable in respect of each share of Seller Common Stock such shareholder holds as determined pursuant to this Agreement without any interest thereon. Notwithstanding the foregoing, none of the Purchaser, the Exchange Agent or any other person shall be liable to any former holder of Seller Common Stock for any amount required to be delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

      (f) Shareholders of the Seller shall look only to the Purchaser for payment of the Merger Consideration deliverable in respect of each share of Seller Common Stock such shareholder holds as determined pursuant to this Agreement, without any interest thereon. Notwithstanding the foregoing, neither of the Purchaser or Seller or any other person shall be liable to any former holder of Seller Common Stock for any amount delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

      (g) In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by the Purchaser, the posting by such person of a bond in such amount as the Purchaser may reasonably direct as indemnity against any claim that may be made against it with respect to such Certificate, the Purchaser will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration deliverable in respect thereof pursuant to this Agreement.

      (h) The Purchaser and Seller are hereby authorized to adopt additional policies and procedures with respect to the matter referred to in this Section
1.04 not inconsistent with the provisions of this Agreement and which do not adversely affect the stockholders of Seller.


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      SECTION 1.05  OPTIONS AND RIGHTS.

      (a) The Seller agrees to take or cause to be taken all action necessary so that prior to the Effective Time all outstanding options to purchase and stock appreciation right ("SAR") with respect to shares of Seller Common Stock shall be exercised prior to the Effective Time. After the Effective Time, all stock options and SARs shall be cancelled and shall be entitled to no consideration.

      SECTION 1.06 SECONDARY MERGER. At the election of the Purchaser, the Surviving Corporation and the Purchaser shall enter into a plan of merger (which shall be a plan of complete liquidation and dissolution of the Surviving Corporation for purposes of Sections 332(a) and 337(a) of the Internal Revenue Code of 1986, as amended (the "Code")) pursuant to which the Surviving Corporation will be merged with and into the Purchaser immediately after the Effective Time (the "Secondary Merger"). The documentation relating to the Secondary Merger shall provide that the directors of the Purchaser as the surviving entity of the Secondary Merger shall be all of the respective directors of the Purchaser immediately prior to such merger.

      SECTION 1.07 MODIFICATION OF STRUCTURE. Notwithstanding any provision of this Agreement to the contrary, Purchaser may elect to modify the structure of the transactions contemplated hereby so long as (i) there are no material adverse federal or state income tax consequences to the Seller and its stockholders or to holders of Seller Options to purchase Seller Common Stock as a result of such modification; (ii) the consideration to be paid to holders of Seller Common Stock or Seller Options under this Agreement is not thereby changed in kind or reduced in amount because of such modification; and (iii) such modification will not be likely to delay materially or jeopardize receipt of any required regulatory approvals.


				  ARTICLE II

			REPRESENTATIONS AND WARRANTIES

      SECTION 2.01 REPRESENTATIONS AND WARRANTIES OF THE SELLER. The Seller hereby represents and warrants to the Purchaser and Acquisition Corp. that:

      (A)   ORGANIZATION.
	    ------------

	    (i) The Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Massachusetts. Except for Broadway National Bank ("Seller Bank"), Seller has no direct or indirect subsidiaries. Each of the Seller and Seller Bank is duly qualified to do business and is in good standing in Massachusetts and in each other jurisdiction in which the nature of the business conducted or the properties or assets owned or leased by it makes such qualification necessary and where the failure to be so qualified would have a Material Adverse Effect (as defined in Section 2.01(h)). The minute

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books of the Seller and Seller Bank accurately record, in all material respects, all material corporate actions of its stockholders and Board of Directors (including Committees thereof). Prior to the execution of this Agreement, Seller has delivered to Purchaser true and correct copies of the Articles of Organization or Charter and Bylaws of Seller and Seller Bank. The Seller is a registered bank holding company under the Bank Holding Company Act. Each of the Seller and Seller Bank has the corporate power and authority to carry on its business as it is now conducted and to own, lease and operate its properties.
The Seller has the corporate power and authority to execute and deliver this Agreement and, subject to the receipt of all requisite shareholder and regulatory approvals, the power to consummate the transactions contemplated hereby.

	    (ii) Seller Bank is a national bank, duly organized, validly existing and in good standing under the laws of the United States. Seller owns 100% of the outstanding shares of the capital stock of Seller Bank, free and clear of claims, liens, encumbances or restrictions. Seller Bank has no direct or indirect subsidiaries and there are no agreements or understandings with respect to the voting or disposition of any such shares so held. (Seller Bank is sometimes referred to herein as the "Subsidiary".)

	    (iii) The Seller and the Subsidiary hold all material licenses, certificates, permits, franchises and rights from all appropriate federal, state or other public authorities necessary for the conduct of its and their business. The Seller and the Subsidiary have each conducted its business so as to comply in all material respects with all applicable federal, state and local statutes, ordinances, regulations or rules, and neither the Seller nor its Subsidiary is presently charged with, or, to the Seller's knowledge, under governmental investigation with respect to, any actual or alleged material violations of any statute, ordinance, regulation or rule; and neither the Seller nor the Subsidiary is the subject of any pending or, to the Seller's knowledge, threatened material proceeding by any regulatory authority having jurisdiction over its business, properties or operations.

	    (iv) For purposes of this Agreement, the term subsidiary or subsidiaries shall mean any entity (whether corporations, partnerships, or similar organizations), in which the Seller owns, directly or indirectly, 10% or more of the ownership interests as of the date of this Agreement.

      (B)   CAPITAL STRUCTURE.
	    -----------------

	    (i) The authorized capital stock of the Seller consists of four hundred thousand (400,000) shares of Seller Common Stock, par value $0.01 per share and no other shares of capital stock. As of September 20, 1996: (A) 44,810 shares of Seller Common Stock were issued and outstanding, (B) 14,760 shares of Seller Common Stock were reserved for issuance pursuant to outstanding stock options, and (c) 15,190 shares of Seller Common Stock were held by the Seller in its treasury. In addition, as of September 20, 1996, the Seller had outstanding SARs relating to: (I) an aggregate of 4,380 shares of Seller Common Stock which, upon exercise in accordance with their terms of exercise, entitled the holder to a cash payment per share of Seller Common Stock to which such SARs related equal to the

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"fair market value" of a share of Seller Common Stock on the date of exercise of such SARs minus $127.29, and (II) an aggregate of 3,000 shares of Seller Common Stock which, upon exercise in accordance with their terms of exercise, entitled the holder to a cash payment per share of Seller Common Stock to which such SARs related equal to the "fair market value" of a share of Seller Common Stock on the date of exercise of such SARs minus $159.93. All outstanding shares of Seller Common Stock are validly issued, fully paid and nonassessable and not subject to any preemptive rights. The Disclosure Schedule 2.01(b)(i) sets forth a complete and accurate list of all options to purchase Seller Common Stock outstanding, including the dates of grant, exercise prices, dates of vesting, dates of termination and shares subject to option for each grant and of all SARs outstanding and the terms and conditions thereof.

	    (ii) As of the date of this Agreement, except for this Agreement and as set forth in the Disclosure Schedule 2.01(b)(i), neither the Seller nor its Subsidiary is a party to or is bound by any outstanding subscriptions, options, warrants, calls, rights, convertible securities, commitments or agreements of any character obligating the Seller or its Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, any additional shares of capital stock of the Seller or its Subsidiary or obligating the Seller or its Subsidiary to grant, extend or enter into any such option, warrant, call, right, convertible security, commitment or agreement. Except as set forth in paragraph (i) above, no other SARs or equivalent rights are outstanding. As of the date hereof, there are no outstanding contractual obligations of the Seller or its Subsidiary to repurchase, redeem or otherwise acquire any shares of capital stock of the Seller or its Subsidiary.

      (iii) Disclosure Schedule 2.01(b)(iii) sets forth the name and address of each owner of Seller Common Stock, the number of shares owned by such person and the corresponding percentage ownership.

      (C) AUTHORITY. The Seller has all requisite corporate power and authority
	  ---------
to enter into this Agreement and, subject to approval of this Agreement by the requisite vote or consent of the shareholders of the Seller and requisite approvals by federal or state banking regulators, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement, and, subject to the receipt of all requisite shareholder and regulatory approvals, the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Seller. This Agreement has been duly executed and delivered by the Seller and, assuming due execution and delivery by the Purchaser, constitutes a valid and binding obligation of the Seller, enforceable in accordance with its terms subject to applicable conservatorship, receivership, bankruptcy, insolvency and similar laws affecting creditors' rights and remedies generally, and subject, as to enforceability, to general principles of equity (including without limitation specific performance), whether applied in a court of law or a court of equity.

      (D) SHAREHOLDER APPROVAL. The affirmative vote or consent of two-thirds of
	  --------------------
the shares of Seller Common Stock outstanding and entitled to vote at the time of a duly called meeting of the shareholders (or action by consent) is the only shareholder action required by
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Seller for approval of this Agreement and to consummate the transactions contemplated hereby.

      (E) NO VIOLATIONS. Subject to approval of this Agreement by the requisite
	  -------------
Regulatory Agencies as referred to in Section 2.01(g) ii), the execution, delivery and performance of this Agreement by the Seller do not, and the consummation of the transactions contemplated hereby by the Seller will not, constitute (i) a breach or violation of, or a default under, any law, rule or regulation or any judgment, decree, order, governmental permit or license, or agreement, indenture or instrument of the Seller or the Subsidiary or to which the Seller or its Subsidiary (or their respective properties) is subject, (ii) a breach or violation of, or a default under, the Certificate or Articles of Incorporation or Organization or Charter or Bylaws of the Seller or the Subsidiary or (iii) a breach or violation of, or a default under (or an event which with due notice or lapse of time or both would constitute a default under), or result in the termination of, accelerate the performance required by, or result in the creation of any lien, pledge, security interest, charge or other encumbrance (a "Lien") upon the properties or assets of the Seller or its Subsidiary under, any of the terms, conditions or provisions of any note, bond, indenture, deed of trust, loan agreement or other agreement, instrument or obligation to which the Seller or its Subsidiary is a party, or to which their respective properties or assets may be bound or affected.

      (F) CONSENTS. Except as set forth in Schedule 2.01(f), as such Schedule
	  --------
may be modified by agreement of the Parties including pursuant to Section 1.07 of this Agreement, no filing or registration with, or authorization, consent or approval of, any public body or authority or any other party is necessary for the consummation by the Seller of the Merger or the other transactions contemplated by this Agreement.

      (G) FINANCIAL STATEMENTS AND REPORTS.
	  --------------------------------

	  (i) Neither the Seller nor its Subsidiary is or has been subject to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and neither has not been required to file reports thereunder with the U.S. Securities and Exchange Commission ("SEC") or other Federal agency. Seller has previously delivered to Purchaser copies of (a) the Consolidated Financial Statements of Seller and its Subsidiary as of December 31, 1995 and 1994 and the years then ended, including Consolidated Balance Sheets, Consolidated Statements of Income and related Consolidated Statements of Changes in Stockholder Equity, and Cash Flows and Notes thereto, accompanied by the audit report of Shatswell, MacLeod & Company, P.C., independent public accountants with respect to Seller. As of their respective dates, neither such financial statements, nor any subsequent Seller or Seller Bank financial statements, Seller or Seller Bank regulatory reports or other document filed subsequent to December 31, 1995 with the Federal Reserve Board, the OCC or FDIC, contained or will contain any untrue statement of a material fact or omitted or will omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading. The December 31, 1995 Consolidated Balance Sheet of Seller (including related notes where applicable) fairly presents the consolidated financial position of Seller and its subsidiaries as of the date thereof, and the other financial statements referred to in this Section 2.01(g)

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(including the related notes, where applicable) fairly present, and the financial statements referred to in Section 4.14 hereof will fairly present (subject, in the case of unaudited statements, to recurring audit adjustments normal in nature and amount), and the results of the consolidated income and other financial statements of Seller and Subsidiary for the respective fiscal periods or other Federal agency as of the respective dates therein set forth; each of such statements (including the related notes, where applicable) comply, and the financial statements referred to in Section 4.14 hereof will comply, in all material respects with applicable accounting requirements and each such statement (including the related notes, where applicable) has been, and the financial statements referred to in Section 4.14 hereof will be, prepared in accordance with generally accepted accounting principles ("GAAP") consistently applied during the periods involved. The books and records of Seller and Seller Bank have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions.

	  (ii) The Seller and its Subsidiary have each filed all material reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file since December 31, 1991 with (A) the Federal Reserve Board, (B) the OCC, (C) the FDIC, (D) the Commonwealth of Massachusetts and (E) any other state or federal banking regulatory authority to which such reports are required to be filed, (collectively, the "Regulatory Agency or Agencies"), and have paid all fees and assessments due and payable in connection therewith, except for those fees and assessments that would not be material or which are not yet due and payable.

      (H) ABSENCE OF CERTAIN CHANGES OR EVENTS. From December 31, 1995, to the
	  ------------------------------------
date hereof: (i) the Seller and its Subsidiary have not, except as set forth in the Disclosure Schedule 2.01(h), incurred any material liability, other than in the ordinary course of their business consistent with past practice, and (ii) there has not been any condition, event, change or occurrence that, individually or in the aggregate, has had, or is reasonably likely to have, a Material Adverse Effect on the Seller and Seller Bank taken as a whole. "Material Adverse Effect" means a material adverse effect upon the financial condition, results of operations, assets or business of Seller or its Subsidiary, taken as a whole, including but not limited to an increase in the allowance for loan losses, write down of loans or other real estate owned ("OREO"), reduction in market value of the investment securities portfolio, legal action, or non-recurring or extraordinary cost, or other similar cost which amounts, in the aggregate, equal or exceed $500,000.

      (I) BUSINESS OF SELLER. Since December 31, 1995, Seller and its Subsidiary
	  ------------------
conducted their businesses only in the ordinary course. For purposes of the foregoing, among other things, Seller or its Subsidiary has not, since December 31, 1995, controlled expenses through (i) elimination of employee benefits, (ii) deferral of routine maintenance of real property or leased premises, (iii) elimination of reserves where the liability related to such reserve has remained, (iv) reduction of capital improvements from previous levels, (v) failure to depreciate capital assets in accordance with past practice or to eliminate capital assets which are no longer used in the business of Seller,
(vi) capitalized loan production expenses other than in accordance with Statement of Financial Accounting Standard No. 91, or (vii) extraordinary reduction or deferral of ordinary or necessary expenses.

      (J) TAXES. All federal, state, local and foreign tax returns, as defined
	  -----
below, required to be filed by or on behalf of the Seller or its Subsidiary have been duly and timely filed or requests for extensions have been timely filed (and any such extension shall have been granted and not have expired). All taxes, as defined below, shown on such returns, and all taxes required to be shown on returns for which extensions have been granted, have been paid in full or adequate provision has been made for any such taxes on the Seller's balance sheet as of December 31, 1995 (in accordance with GAAP). Neither Seller nor Seller Bank has had an audit examination by the applicable taxing authority of the Commonwealth of Massachusetts or the Internal Revenue Service within the previous ten years. As of the date of this Agreement, there is no audit examination, deficiency, claim or assessment, or refund litigation with respect to any taxes of the Seller or its Subsidiary that could reasonably be expected to result in a Material Adverse Effect on the Seller, and no claim or assessment has been made by any authority in a jurisdiction where the Seller or its Subsidiary do not file tax returns and the Seller or any such Subsidiary is subject to taxation. All taxes, interest, additions, and penalties due with respect to completed and settled examinations or concluded litigation relating to the Seller or its Subsidiary have been paid in full or adequate provision has been made for any such taxes on the Seller's balance sheet as of June 30, 1996 (in accordance with GAAP). Except as set forth in Disclosure Schedule 2.01(j), the Seller and its Subsidiary have complied with the Tax Identification Number reporting requirements and have not executed an extension or waiver of any statute of limitations on the assessment or collection of any material tax due that is currently in effect. Except as set forth in Disclosure Schedule 2.01(j), the Seller and its Subsidiary have withheld and paid all taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholder or other third party, and the Seller and its Subsidiary have timely complied with all applicable information reporting requirements under Part III, Subchapter A of Chapter 61 of the Code and similar applicable state and local information reporting requirements, except in each case for such failure to withhold, pay or comply that would not, individually or in the aggregate, result in a Material Adverse Effect on the Seller.

      "Taxes" shall mean all taxes, charges, fees, levies, penalties or other assessments imposed by any United States federal, state, local, or foreign taxing authority, including, but not limited to, income, excise, property, sales, transfer, franchise, payroll, withholding, social security or other taxes, including any interest, penalties or additions attributable thereto. "Tax Return" shall mean any return, report, information return or other documents (including any related or supporting information) with respect to Taxes.

      (K) ABSENCE OF CLAIMS. Except as set forth in Disclosure Schedule 2.01(k),
	  -----------------
neither Seller nor its Subsidiary is a party to any pending litigation, legal, administrative, arbitration or other proceeding, claims, actions, investigations or inquiries or controversy before any court or governmental agency ("Claim"), and Seller is not aware of any pending Claim against

Seller, its Subsidiary, or to which Seller's or its Subsidiary's assets are subject, and, to the Seller's knowledge, no such Claim has been threatened.

      (L) ABSENCE OF REGULATORY ACTIONS. Except as set forth in Disclosure
	  -----------------------------
Schedule 2.01(l), neither the Seller nor its Subsidiary is a party to any cease and desist order, written agreement or memorandum of understanding with, or a party to any commitment letter or similar written undertaking to, or is subject to any condition, order or directive by, or is a recipient of any extraordinary supervisory letter from, federal or state governmental authorities charged with the supervision or regulation of depository institutions or depository institution holding companies or engaged in the insurance of bank and/or savings and loan deposits ("Bank Regulatory Agency") nor has it been advised by any Bank Regulatory Agency that it is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, directive, written agreement, memorandum of understanding, extraordinary supervisory letter, commitment letter or similar written undertaking or condition. In connection with the most recent examinations of the Seller and/or Seller Bank, Seller and Seller Bank have not been informed or ordered by any Bank Regulatory Agency, whether by written communication or otherwise, to amend or change in any material way Seller's or Seller Bank's Reports, accounting methods, methods of operation, or business practices, or to classify any loans not previously classified or to charge-off any loans, or increase Seller Bank's allowance for loan losses, or to take or discontinue any activity or action.

      (M)   AGREEMENTS.
	    ----------

	    (i) Except for this Agreement and except as disclosed in Disclosure
Schedule 2.01(m)(i), neither the Seller nor its Subsidiary is a party to a written or, to the Seller's knowledge, oral (A) consulting agreement not terminable on thirty (30) days' or less notice, and providing for payments in excess of $5,000 per annum, (B) agreement with any director, executive officer or other key employee of the Seller or its Subsidiary the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving the Seller or its Subsidiary of the nature contemplated by this Agreement, (C) agreement with respect to any director, executive officer or employee of the Seller or its Subsidiary providing for other than at-will employment, (D) agreement or plan, including any stock option plan, stock appreciation rights plan, restricted stock plan, stock purchase plan, or any other non-qualified compensation plan, any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement, (E) agreement containing covenants that limit the ability of the Seller or its Subsidiary to compete in any line of business or with any person, or that involve any restriction on the geographic area in which or method by which, the Seller (including any successor thereof) or its Subsidiary may carry on its business (other than as may be required by law or any Regulatory Agency), (F) agreement which by its terms limits the payment of dividends by Seller or its Subsidiary, (G) instrument evidencing or related to indebtedness for borrowed money, whether directly or indirectly, by way of purchase money obligation, conditional sale, lease purchase, guaranty or otherwise, in respect of which Seller or its

Subsidiary is an obligor to any person, which instrument evidences or relates to indebtedness (other than deposits, bankers acceptances, and "treasury tax and loan" accounts established in the ordinary course of business and transactions in "federal funds") or which contains financial covenants or other restrictions (other than those relating to the payment of principal and interest when due) which would be applicable on or after the Effective Time to Purchaser, or any of Purchaser's subsidiaries; (H) contract (other than this Agreement) limiting the freedom of Seller or Seller Bank to engage in any type of banking or bank-related business permissible under law; (I) contract, plan or arrangement which provides for payments of benefits payable to any participant therein or party thereto, and which might render any portion of any such payments or benefits subject to disallowance of deduction therefor as a result of the application of Code Section 280G; or (J) agreement for investment banking services or services related to the sale, merger or acquisition of the Seller or its Subsidiary.

	    (ii) All the contracts, plans, arrangements and instruments listed in Disclosure Schedule 2.01(m)(i) are in full force and effect on the date hereof and neither Seller nor, to the knowledge of Seller, any other party to any such contract, plan, arrangement or instrument, has breached any provisions of, or is in material default in any respect under any term of, any such contract, plans, arrangement or instrument. Except as otherwise described in Disclosure Schedule 2.01(m)(i), no plan, employment agreement, termination agreement, or similar agreement or arrangement to which Seller or its Subsidiary may be liable (i) contains provisions which permit an employee or independent contractor to terminate it without cause and continue to accrue benefits thereunder; (ii) provides for acceleration in the vesting of benefits thereunder upon the occurrence of a change in ownership or control of Seller or its Subsidiary; (iii) provides for benefits which may cause the disallowance of a federal income tax deduction under Code Section 280G; or (iv) requires Seller or its Subsidiary to provide a benefit in the form of Seller Common Stock or determined by reference to the value of Seller Common Stock.

	    (iii) Neither the Seller nor its Subsidiary is in default under or in violation of any provision, and is not aware of any fact or circumstance that has been or could be alleged to constitute a material default or violation, of any note, bond, indenture, mortgage, deed of trust, loan agreement or other agreement to which it is a party or by which it is bound or to which its respective properties or assets is subject.

      (N) LABOR MATTERS. Neither the Seller nor its Subsidiary is a party to, or
	  -------------
is bound by, any collective bargaining agreement, contract, or other agreement or understanding with a labor union or labor organization with respect to its employees. Neither the Seller nor its Subsidiary is the subject of any proceeding asserting that it has committed an unfair labor practice or seeking to compel it to bargain with any labor organization as to wages and conditions of employment, nor is the management of the Seller aware of any strike, other labor dispute or organizational effort involving the Seller or its Subsidiary that is pending or threatened.

      (O) EMPLOYEE BENEFIT PLANS.  Disclosure Schedule 2.01(o) contains a
	  ----------------------
complete list of all employee or director pension, retirement, stock option, stock purchase, stock ownership,
				      12
savings, stock appreciation right, profit sharing, deferred compensation, supplemental income, supplemental retirement, consulting, bonus, group insurance, key executive officer insurance, vacation and sick leave policies, severance and other benefit plans, contracts, agreements, and arrangements, including, but not limited to, employee benefit plans, as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), incentive and welfare policies, contracts, plans and arrangements and all trust agreements related thereto with respect to any present or former directors, officers, or other employees of the Seller or its Subsidiary (hereinafter referred to collectively as the "Employee Plans"). All of the Employee Plans comply in all material respects with all applicable requirements of ERISA, the Code and other applicable laws, including the qualification requirements of Section 401; neither the Seller nor its Subsidiary has engaged in a prohibited transaction (as defined in Section 406 of ERISA or Section 4975 of the Code) with respect to any Employee Plan which is likely to result in any penalties or taxes to the Seller or its Subsidiary under Section 502(i) of ERISA or Section 4975 of the Code. There is no pending or, to the Seller's knowledge, threatened litigation, administrative action or proceeding relating to any Employee Plan. There has been no announcement or commitment by the Seller or the Subsidiary to create any additional Employee Plan, or to amend any Employee Plan, except for amendments required by applicable law which do not materially increase the cost of such Employee Plan and except for amendments expressly described herein; and, except as set forth in Disclosure Schedule 2.01(o), the Seller and its Subsidiary do not have any obligations for post-retirement or post-employment benefits under any Employee Plan that cannot be amended or terminated upon no more than sixty (60) days' notice without incurring any liability thereunder. With respect to the Seller or its Subsidiary, the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not result in any payment or series of payments by the Seller or its Subsidiary to any person which is a "parachute payment" (as defined in Section 280G of the Code), increase or secure (by way of a trust or other vehicle) any benefits payable under any Employee Plan other than a Pension Plan, or accelerate the time of payment or vesting of any such benefit under any plan, agreement or arrangement that specifically refers to changes in control of the Seller or under any written agreement entered into within one year prior to the Effective Time. With respect to each Employee Plan, the Seller has supplied to the Purchaser a true and complete copy of (A) the most recent annual report on the applicable form of the Form 5500 series filed with the IRS with all the attachments filed, (B) such Employee Plan, including amendments thereto, (C) each trust agreement and insurance contract relating to such Employee Plan, including amendments thereto, (D) the most recent summary plan description for such Employee Plan, including amendments thereto, and (E) the most recent determination letter, if any, issued by the IRS if such Employee Plan is a Qualified Plan. To the extent that any individual plan or arrangement described under this Section 2.01 is not fully funded as described herein or otherwise does not completely meet representations made herein, such plan and its variance from the representation is set out on Disclosure Schedule 2.01(o).

      (P) TITLE TO ASSETS. Except for the OREO, the Seller and its Subsidiary
	  ---------------
has insurable title (subject only to standard title insurance policy exceptions as determined by customary practices in the area in which such properties are located) to its owned real properties, except for liens, as defined below, or such other defects arising by operation of law. Seller, as lessee, has the right under valid and existing leases of properties used by Seller in the conduct of its business to occupy and use all such properties that are leased by it as are now occupied and used by it. Liens shall mean any claim, encumbrance, or charge on property for payment of a debt, obligation or duty.

      (Q)   COMPLIANCE WITH LAWS.
	    --------------------

	      (i) The Seller and its Subsidiary have and has maintained in full force and effect all permits, licenses, certificates of authority, orders and approvals of, and has made all filings, applications and registrations with, federal, state, local and foreign governmental or regulatory bodies (each, a "Governmental Entity") that are in each case required in order to permit it to carry on its business as it is presently conducted; to the knowledge of the Seller or Seller Bank, no suspension or cancellation of any of such permits, licenses, certificates of authority, orders or approvals is threatened. To the knowledge of the Seller, the business of the Seller and its Subsidiary are not being conducted in violation of any law, ordinance, regulation, order, writ, rule, decree or approval of any Governmental Entity.

      (R) FEES. Neither the Seller nor its Subsidiary, nor to Seller's knowledge
	  ----
any of their respective officers, directors, employees or agents, has employed any broker or finder or incurred any liability for any financial advisory fees other than for the fairness opinion rendered by HAS Associates, Inc., brokerage fees commissions, or finder's fees, and no broker or finder has acted directly or indirectly for the Seller or its Subsidiary, in connection with this Agreement or the transactions contemplated hereby, and Purchaser and Seller shall enter into the agreement set forth in Schedule 2.01(r).

      (S)   ENVIRONMENTAL MATTERS.
	    ---------------------

	    (i) Except as set forth in Disclosure Schedule 2.01(s) with respect to the Seller and its Subsidiary:

		  (A) Each of the Seller and its Subsidiary, and to the knowledge of the Seller, the Properties (as defined below) are, and have been, in substantial compliance with all applicable Environmental Laws (as defined below);

		  (B) There is no judicial or administrative proceeding pending or, to the knowledge of the Seller, threatened against it or its Subsidiary (x) for alleged noncompliance (including by any predecessor) with, or liability under, any applicable Environmental Law or (y) relating to the Release (defined below) into the environment of any Hazardous Material (as defined below), whether or not occurring at or on a site owned, leased or operated by it or its Subsidiary;

		  (C) There is no judicial or administrative proceeding pending or to the knowledge of the Seller threatened against the Seller or its Subsidiary in respect of any Property (x) relating to alleged noncompliance (including by any predecessor) with, or liability under, any Environmental Law or (y) relating to the Release into the environment of any Hazardous Material whether or not occurring at or on such Property;

		  (D) To the knowledge of the Seller, the properties currently or, formerly owned or operated by the Seller or its Subsidiary (including, without limitation, soil, groundwater or surface water on or under such properties, and buildings thereon or, to the knowledge of the Seller, (without having done any independent investigation) adjacent to such properties) do not contain any Hazardous Material other than as permitted under applicable Environmental Law;

		  (E) Neither the Seller nor its Subsidiary has received any notice, demand letter, executive or administrative order, directive or request for information from any federal, state or local governmental entity or any third party relating to a Release or a threatened Release of Hazardous Materials or Remediation (defined below) thereof or indicating that it may be in violation of, or liable under, any applicable Environment Law;

		  (F) To the knowledge of the Seller, during the period of Seller's or its Subsidiary's ownership or operation of any of its current properties, or its holding of a security interest in a Property, there has been no Release of Hazardous Material in, on, under, or to the knowledge of the Seller, affecting or migrating to such properties. To the knowledge of the Seller prior to the period of (A) the Seller's or its Subsidiary's ownership or operation of its respective current properties, or (B) the Seller's or its Subsidiary' holding of a security interest in a Property, there was no Release of Hazardous Material in, on, under, affecting or migrating to any such property; and

		  (G) To the knowledge of the Seller, neither the Seller or its Subsidiary participate in the management of a Loan Property within the meaning of 40 C.F.R. ss.300.1100(c) (1993).

	    (ii) The following definitions apply for purposes of this Section 2.01(r): (a) "Property" means any property owned by the Seller (or its Subsidiary) or any property in which the Seller (or its Subsidiary) has an interest or with respect to which it holds a security interest, including OREO by the Seller, the branches or offices of the Seller or its Subsidiary, OREO owned by the Subsidiary and, where required by the context, includes the owner or operator of such property, but only with respect to such property; (b) "Environmental Law" means (i) any federal, state or local law, statute, ordinance, rule, regulation, code, license, permit, authorization, approval, consent, order, directive, executive or administrative order, judgment, decree or injunction, (A) relating to the protection, preservation or restoration of the environment (which includes, without limitation, air, water vapor, surface water, groundwater, drinking water supply, structures, soil, surface land, subsurface land, plant and animal life or any other natural resource), or to employee health or safety, or (B) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of, Hazardous Materials, in each case as amended and as now in effect, including all judicial or legally binding administrative interpretations of Environmental Laws or applicable regulations. The term "Environmental Law" includes, without limitation, (i) the Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Superfund Amendments and Authorization Act, the Federal Water Pollution Control Act of 1972, the Clean Air Act, the Clean Water Act, the Resource Conservation and Recovery Act of 1976 (including, but not limited to, the Hazardous and Solid Waste Amendments thereto and Subtitle I relating to underground storage tanks), the Solid Waste Disposal Act, the Toxic Substances Control Act, the Federal Insecticide, Fungicide and Rodenticide Act, the Occupational Safety and Health Act of 1970, the Hazardous Substances Transportation Act, the Emergency Planning and Community Right-To-Know Act, the Safe Drinking Water Act, the National Environmental Policy Act, or any so-called "Superfund" or "Superlien" law, each as amended and as now in effect, and (ii) any present federal, state and local laws, statutes, ordinances, rules or regulations conditioning transfer of property upon a negative declaration or other approval of a governmental authority of the environmental condition of the property or requiring notification or disclosure of Releases of Hazardous Substances or other environmental condition of the Loan Property to any governmental authority or other person or entity, in connection with transfer of title to or interest in property; (c) "Hazardous Material" means any substance (whether solid, liquid or gas) which is listed, defined, designated or classified as hazardous, toxic or radioactive or otherwise regulated, under any Environmental Law, whether by type or by quantity, including any substance containing any such substance as a component. Hazardous Material includes, without limitation, any toxic waste, pollutant, contaminant, hazardous substance, toxic substance, hazardous waste, special waste, industrial substance, extremely hazardous wastes, or words of similar meanings or regulatory effect under any applicable Environmental Laws, including, but not limited to, oil or petroleum or any fraction thereof, radon, radioactive material, asbestos, asbestos-containing material, urea formaldehyde foam insulation, lead and polychlorinated biphenyl; (d) "Release of any Hazardous Material" means any release, deposit, discharge, emission, leaking, spilling, seeping, migrating, injecting, pumping, pouring, emptying, dumping or disposing of Hazardous Materials; and (e) "Remediation" means but is not limited to, any response, remedial, removal, or corrective action, any activity to cleanup, detoxify, decontaminate, contain or otherwise remediate any Hazardous Material, any actions to prevent, cure or mitigate any Release of Hazardous Materials, any inspection, investigation, study, monitoring, assessment, audit, sampling and testing, laboratory or other analysis, or evaluation in each case relating to a Release or threatened Release of any Hazardous Materials.

      (T) ALLOWANCE FOR LOAN LOSSES. In the Seller's reasonable judgment, the
	  -------------------------
allowance for loan losses reflected in the Seller's audited statement of condition at December 31, 1995, was, and the allowance for loan losses shown on the balance sheets in its Reports for periods ending after December 31, 1995, have been and will be, adequate in all material respects, as of the dates thereof, under generally accepted accounting principles applicable to commercial banks and no Regulatory Agency has required or requested Seller to increase the allowance for loan losses for such periods. The Seller has disclosed to the Purchaser in writing prior to the date hereof the amounts of all loans, leases, advances, credit enhancements, other extensions of credit, commitments and interest-bearing assets of the Seller and its Subsidiary that have been classified as of August 31, 1996, as "Other Loans Specially Mentioned," "Special Mention," "Substandard," "Doubtful," "Loss," or words of similar import. From and after the date hereof, the Seller promptly will provide the Purchaser with a copy of each monthly or quarterly classified asset report it provides to its Board of Directors. The OREO included in any non-performing assets of the Seller or its Subsidiary is carried net of reserves at the lower of cost or fair value. The Seller has received and maintains in its records current independent appraisals or current internal appraisals, in either case performed and prepared by a certified appraiser, with respect to OREO with book values (net of reserves) in excess of $100,000; provided, however, that "current" shall mean within the past 12 months.

      (U) MATERIAL INTERESTS OF CERTAIN PERSONS. Except as disclosed in
	  -------------------------------------
Disclosure Schedule 2.01(u), to Seller's knowledge, no officer or director of the Seller, or any associate (as such term is defined in Rule 14a-1(a) under the Securities Exchange Act of 1934, as amended (the "Exchange Act") of any such officer or director, has any interest in any material contract or property (real or personal), tangible or intangible, used in or pertaining to the business of the Seller or its Subsidiary that would be required to be disclosed under Regulation S-K of the Securities and Exchange Commission if the Seller or Seller Bank were a reporting company under the Exchange Act.

      (V) INSURANCE. The Seller and its Subsidiary are presently insured, and
	  ---------
since December 31, 1991 have been insured, for reasonable amounts with financially sound and reputable insurance companies, against such risks as companies engaged in a similar business located in the Commonwealth of Massachusetts would, in accordance with good business practice, customarily be insured. Each policy of insurance maintained by Seller as of the date hereof is set forth in Disclosure Schedule 2.01(v). Seller has not received notice from any insurance carrier that (i) such insurance will be cancelled or that coverage thereunder will be reduced or eliminated or (ii) premium costs with respect to such insurance will be increased.

      (W) INVESTMENT SECURITIES. Except for ownership of subsidiary shares and
	  ---------------------
except as set forth in Disclosure Schedule 2.01 (a)(iv), neither the Seller nor its Subsidiary owns or holds any equity securities or any security of or interest in any mutual fund or other similar investment vehicle which invests in equity securities. None of the investments reflected in the consolidated balance sheet of the Seller as of December 31, 1995, and none of such investments made by it or its Subsidiary since December 31, 1995, is subject to any restriction (contractual or statutory), except to the extent such securities may be pledged to secure public deposits, other than applicable securities laws, that would materially impair the ability of the entity holding such investment freely to dispose of such investment at any time.

      (X)   REGISTRATION OBLIGATIONS.  Neither the Seller nor its Subsidiary is
	    ------------------------
under any obligation, contingent or otherwise, to register any of its securities under the Securities Act of 1933, as amended or the Exchange Act.

      (Y) BOOKS AND RECORDS. The books and records of the Seller and its
	  -----------------
Subsidiary have been, and are being, maintained in accordance with applicable legal and accounting requirements and reflect in all material respects the substance of material events and transactions that should be included therein.

      (Z) CORPORATE DOCUMENTS. The Seller has delivered to the Purchaser true
	  -------------------
and complete copies of its Articles of Organization and bylaws, as amended to date, which are currently in full force and effect, and the charter and bylaws of its Subsidiary.

      (AA) COMMUNITY REINVESTMENT ACT AND OTHER COMMON LAW COMPLIANCE. Seller
	   ----------------------------------------------------------
and Seller Bank are in substantial compliance with the applicable provisions of the Community Reinvestment Act of 1977 and the regulations promulgated thereunder, and received a CRA rating of at least satisfactory as of its last examination. The Seller and Seller Bank are in substantial compliance with all fair lending laws or other laws relating to discrimination, including, without limitation, the Equal Credit Opportunity Act, the Fair Housing Act, the Home Mortgage Disclosure Act, the Real Estate Settlement Procedures Act of 1974 and the Truth in Lending Act. As of the date of this Agreement, Seller has not been advised of the existence of any fact or circumstance or set of facts or circumstances which, if true, would cause Seller to fail to be in substantial compliance with any such provisions.

      (BB) SHAREHOLDERS' AGREEMENT. Each Shareholder of the Seller who is a
	   -----------------------
Director or executive officer of Seller or who has or shares the right to vote or dispose of an aggregate of 10% or more of the outstanding shares of Seller Common Stock has executed a written Shareholders' Agreement in the form attached hereto as Exhibit B and the aggregate number of shares of Seller Common Stock represents at least 90% of the outstanding shares of Seller Common Stock.

      (CC) INTELLECTUAL PROPERTY. Except where there would be no Material
	   ---------------------
Adverse Effect on Seller, Seller and its Subsidiary owns or possesses valid and binding licenses and other rights to use without payment all material patents, copyrights, trade secrets, trade names, servicemarks and trademarks used in its businesses and neither Seller nor its Subsidiary has received any notice of conflict with respect thereto that asserts to right of others. Seller and its Subsidiary have in all material respects performed all the obligations required to be performed by them and are not in default in any material respect under any contract, agreement, arrangement or commitment relating to the foregoing, except where such nonperformance or default would not, individually or in the aggregate, have a Material Adverse Effect on Seller and Seller Bank taken as a whole.

      (DD) ADMINISTRATION OF FIDUCIARY ACCOUNTS. Each of Seller and Seller Bank
	   ------------------------------------
has properly administered in all material respects all accounts for which it acts as a fiduciary, including but not limited to accounts for which it serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the governing documents and applicable state and federal law and regulation and common law. Neither Seller nor Seller Bank nor any of their respective directors, officers or employees has committed any breach of trust with respect to any such fiduciary account which has had or could reasonably be expected to have a Material Adverse Effect on Seller and Seller Bank taken as a whole, and the accountings for each such fiduciary account are true and correct in al material respects and accurately reflect the assets of such fiduciary account.

      (EE) DERIVATIVE TRANSACTIONS. Disclosure Schedule 2.01(ee) sets forth the
	   -----------------------
market value, as of Decembere 31, 1995 of all holdings by Seller or its Subsidiary of positions in forwards, futures, options on futures, swaps and any other instrument within the scope of Seller's Board-approved investment policy ("Derivative Instruments"). Except as set forth in Disclosure Schedule 2.01(ee), as of December 31, 1995, and subsequently thereto neither Seller nor its Subsidiary has engaged in any transactions in or involving Derivative Instruments. None of the counterparties to any contract or agreement with respect to any such instrument is in default with respect to such contract or agreement and no such contract or agreement, were it to be a loan held by Seller or its Subsidiary, would be classified as "Other Loans Especially Mentioned," "Special Mention," "Substandard," "Doubtful," "Loss," "Classified," "Criticized," "Credit Risk Assets," "Concerned Loans" or words of similar import. The financial position of Seller and its Subsidiary on a consolidated basis under or with respect to each such instrument has been reflected in the books and records of Seller and Subsidiary in accordance with GAAP consistently applied, and no open exposure of Seller or its Subsidiary with respect to any such instrument (or with respect to multiple instruments with respect to any single counterparty) exceeds $100,000.

      (FF) KNOWLEDGE AS TO CONDITIONS. Seller knows of no reason why the
	   --------------------------
requisite regulatory approvals for the transaction contemplated by the Agreement should not be obtained.

      (GG) ACCURACY OF INFORMATION. The statements contained in this Agreement,
	   -----------------------
the Seller Disclosure Schedules or in any other written document delivered by or on behalf of Seller pursuant to the terms of this Agreement are true and correct, and to the knowledge of the Seller such statements and documents do not omit any fact necessary to make the statements contained therein not misleading.

      SECTION 2.02 REPRESENTATIONS AND WARRANTIES OF THE PURCHASER AND ACQUISITION CORP. The Purchaser represents and warrants to the Seller that:

      (A)   CORPORATE ORGANIZATION AND QUALIFICATION.
	    ----------------------------------------

	    (I) PURCHASER. The Purchaser is a corporation duly incorporated,
		---------
validly existing and in good standing under the laws of the State of Delaware and is a savings and loan holding company duly registered under HOLA.

	    (II)  ACQUISITION CORP.  Acquisition Corp. will at the Effective
		  ----------------
Time be a corporation duly incorporated, validly existing and in good standing under the laws of the Commonwealth of Massachusetts or the State of Delaware. Acquisition Corp. will not, prior to the Effective Time, engage in any business other than the transactions contemplated by this Agreement or have any obligations or liabilities other than its obligations hereunder.

      (B)   CAPITAL STRUCTURE.  The authorized capital stock of the Purchaser
	    -----------------
consists of 17 million (17,000,000) shares of common stock, par value $.01 per share ("Purchaser Common Stock"), and 1 million (1,000,000) shares of preferred stock, par value $.01 per share (the "Purchaser Preferred Stock"). As of June 30, 1996, 6,589,617 shares of Purchaser Common Stock and no shares of Purchaser Preferred Stock were outstanding. At the Effective Time, all the issued and outstanding capital stock of Acquisition Corp. will be owned by the Purchaser. All outstanding shares of capital stock of the Purchaser is, and at the Effective Time will be, and all outstanding shares of capital stock of Acquisition Corp. at the Effective Time will be, validly issued, fully paid and nonassessable and not subject to any preemptive rights.

      (C) AUTHORITY. The Purchaser has all requisite corporate power and
	  ---------
authority to enter into this Agreement, subject to the required approval of regulators as set forth in Schedule 2.01(f), and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement, and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Purchaser. This Agreement has been duly executed and delivered by the Purchaser, and assuming due execution and delivery by the Seller, constitutes a valid and binding obligation of the Purchaser, enforceable in accordance with its terms subject to applicable conservatorship, receivership, bankruptcy, insolvency and similar laws affecting creditors' rights and remedies generally, and subject, as to enforceability, to general principles of equity (including without limitation specific performance), whether applied in a court of law or a court of equity.

      (D) NO VIOLATIONS. The execution, delivery and performance of this
	  -------------
Agreement by the Purchaser do not, and the consummation of the transactions contemplated hereby will not, constitute (i) a breach or violation of, or a default under, any law, rule or regulation or any judgment, decree, order, governmental permit or license, or agreement, indenture or instrument of the Purchaser or to which the Purchaser (or any of its respective properties) is subject, (ii) a breach or violation of, or a default under, the certificate of incorporation, charter or bylaws of the Purchaser, or any Subsidiary of the Purchaser or (iii) a breach or violation of, or a default under (or an event which with due notice or lapse of time or both would constitute a default under), or result in the termination of, accelerate the performance required by, or result in the creation of any lien, pledge, security interest, charge or other encumbrance upon any of the properties or assets of the Purchaser under any of the terms, conditions or provisions of any note, bond, indenture, deed of trust, loan agreement or other agreement, instrument or obligation to which the Purchaser is a party, or to which any of its properties or assets may be bound or affected.

      (E) CONSENTS. Except as referred to herein or in connection, or in
	  --------
compliance, with the provisions of the Exchange Act, the BHCA, the HOLA, the MGLA, the rules and regulations of the Regulatory Agencies, and the corporation, securities or blue sky laws or regulations of the various states, no filing or registration with, or authorization, consent or approval of, any public body or authority is necessary for the consummation by the Purchaser, of the Merger or the other transactions contemplated by this Agreement.

      (F) ACCESS TO FUNDS. The Purchaser on the date hereof have, and at the
	  ---------------
Effective Time will have, all funds necessary to consummate the Merger and fulfill its obligations under the terms of this Agreement, including without limitation, its obligation to pay the Purchase Price.

      (G) ABSENCE OF CLAIMS. No litigation, proceeding or controversy before any
	  -----------------
court or governmental agency is pending, and there is no pending claim, action or proceeding against the Purchaser, or any of its subsidiaries, which is reasonably likely, individually or in the aggregate, to materially hinder or delay consummation of the transactions contemplated hereby, and, to the best of the Purchaser's knowledge, no such litigation, proceeding, controversy, claim or action has been threatened.

      (H) ABSENCE OF REGULATORY ACTIONS. Neither the Purchaser nor its
	  -----------------------------
Subsidiary is a party to any cease and desist order, written agreement or memorandum of understanding with, or a party to any commitment letter or similar written undertaking to, or is subject to any condition, order or directive by, or is a recipient of any extraordinary supervisory letter from any Regulatory Agency, nor has it been advised by any Regulatory Agency that it is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, directive, written agreement, memorandum of understanding, extraordinary supervisory letter, commitment letter or similar written undertaking or condition which if issued would materially hinder or delay consummation of the transactions contemplated hereby.

      (I) CORPORATE DOCUMENTS. The Purchaser has delivered to the Seller true
	  -------------------
and complete copies of the Purchaser's certificate of incorporation, and bylaws as amended to date and currently in full force and effect and, prior to the Effective Time, will have delivered to the Seller true and complete copies of the certificate of incorporation, or articles of organization and bylaws of Acquisition Corp.

      (J) FINANCIAL STATEMENTS. Purchaser has previously delivered, to Seller
	  --------------------
the Purchaser's audited Financial Statements for the year ended December 31, 1995, and the Purchaser's unaudited Financial Statements for the quarters ended March 31, 1996 and, June 30, 1996. Such Financial Statements of Purchaser have been prepared in conformity in all material respects with GAAP applied on a consistent basis (except for changes, if any, required by GAAP and disclosed therein) throughout the periods covered by such statements, and fairly present in all materials respects the consolidated financial condition, results of operations, stockholders' equity, and cash flows of Purchaser as of and for the periods ending on the dates thereof, except for Purchaser's interim financial statements which are subject to normal year-end adjustments.

      (K) ABSENCE OF KNOWLEDGE. As of the date hereof, the Purchaser knows of no
	  --------------------
reason why it would be unable to obtain all of the necessary approvals required in order to consummate the transactions contemplated by this Agreement. As of the date of this Agreement, the Purchaser believes that, in light of its financial condition, it will be able to obtain all such approvals, without the imposition of any burdensome term or condition.

				  ARTICLE III

			  CONDUCT PENDING THE MERGER


      SECTION 3.01 CONDUCT OF THE SELLER'S BUSINESS PRIOR TO THE EFFECTIVE TIME. Except with the written consent of Purchaser, which consent shall not be unreasonably withheld, from and after the execution and delivery of this Agreement and until the Effective Time, the Seller and its Subsidiary covenant and agree that they shall:

      (a) conduct their business, maintain their properties and operate only in the ordinary course of business consistent with past practices and maintain Seller's financial statements and reports in accordance with GAAP and maintain Seller Bank's regulatory reports in accordance with applicable requirements;

      (b) conduct their business and operate only in accordance with sound banking practices, including charging off all loans required to be charged off by bank regulators and regulations, statutes and sound banking practices;

      (c) maintain an allowance for loan losses deemed by management of the Seller to be adequate based on past loan loss experience and evaluation of potential losses in current portfolios;

      (d) remain in good standing with all applicable bank regulatory authorities and preserve each of their existing banking locations;

      (e) use their commercially reasonable efforts to maintain and preserve intact their business organization, properties, leases and advantageous business relationships and maintain good relationships with employees, and the goodwill and business relationships with customers and others;

      (f) maintain in full force and effect all of the insurance policies and bonds covering the directors, officers, employees, properties, businesses and Employee Plans of the Seller and its Subsidiary;

      (g) consult with the Purchaser prior to acquiring any direct interest in real property;

      (h) not knowingly take any action which would materially adversely affect or delay the ability of the Seller, Seller Bank, Purchaser or the Acquisition Corp. to obtain any necessary approvals, consents or waivers of any governmental authority or any other entity required for the transactions contemplated hereby; and

      (i) take such actions in the ordinary course of business consistent with past practices to protect the Seller Bank's deposit base and prevent any excessive withdrawals of deposits, provided, however, Seller Bank shall not pay any interest on deposits which would exceed the maximum amount paid on like accounts with comparable institutions in the Seller Bank's marketplace.

      SECTION 3.02 FORBEARANCE BY THE SELLER. Without limiting the covenants set forth in Section 3.01 hereof, except as otherwise specifically provided in this Agreement and except to the extent required by law or regulation or by regulatory authorities, from and after the execution and delivery of this Agreement and until the Effective Time, the Seller and its Subsidiary will not, without the prior written consent of the Purchaser, which written consent will not be unreasonably withheld:

      (a) amend their Articles of Organization, Charter, or Bylaws or other corporate governance documents;

      (b) except for the issuance of up to a maximum of 14,760 shares of Seller Common Stock upon exercise of Seller Options, issue or sell any shares of their capital stock, issue or grant any stock options, warrants, rights, calls or commitments of any character calling for or permitting the issuance or sale of their capital stock (or securities convertible into or exchangeable, with or without additional consideration, for shares of such capital stock or amend any of the terms of the outstanding stock options and SARs);

      (c) increase or reduce the number of shares of their capital stock by split-up, reverse split, reclassification, distribution of stock dividends, change of par or stated value or otherwise modify, change or amend the voting rights or preferences attributable to any such capital stock, except that the reduction of outstanding shares of capital stock attributable to a stockholder perfecting dissenters' rights shall not be violative of this section;

      (d) purchase, permit the conversion of or otherwise acquire or transfer for any consideration any outstanding shares of their capital stock or securities carrying the right to acquire, or convert into or exchange for such stock, with or without additional consideration;

      (e) (i) adopt, amend or otherwise modify any of Seller's Employee Plans, any bonus, pension, profit sharing, retirement or other compensation plan qualified or non-qualified; (ii) enter into or (except as required pursuant to Section 4.04 hereof) amend any contract of employment with any officer which is not terminable at will without cost or other liability; (iii) make or grant any general or individual wage or salary increase or increase in any manner the compensation or fringe benefits of any of their employees, officers or directors; (iv) become a party to or commit itself to fund or otherwise establish any trust or account related to any Employee Plan with or for the benefit of any employee, officer or director; (v) hire any new employee, except that Seller may hire individuals of comparable skills and qualifications and at comparable levels of compensation to fill existing vacancies identified in Disclosure Schedule 3.02(e) and replace any employees who terminate their employment with Seller after the date of this Agreement; (vi) pay any bonus under any bonus or compensation plan (except as set forth in Disclosure Schedule 3.02(e)) ; or (vii) make any discretionary contribution to any Employee Plan;

      (f) incur any obligations, capital expenditures, liabilities or expenses or make any charitable contributions, except in the ordinary course of business consistent with past practice;

      (g) merge or consolidate Seller or Seller Bank with any other corporation; sell, transfer or lease any of their assets or property except in the ordinary course of business, or close any banking office; make any acquisition of all or any substantial portion of the business or assets of any other person, firm, association, corporation or business organization other than in connection with the collection of any loan or credit arrangement between Seller or Seller Bank and any other person; enter into a purchase and assumption transaction with respect to deposits and liabilities; permit the revocation or surrender by Seller or Seller Bank of its certificate of authority to do business or its certificate of authority to maintain, or file an application for the relocation of any existing branch officer, or file an application for a certificate of authority to establish a new branch office;

      (h) waive, release, transfer or grant any rights, or modify or change in any material respect, any material leases, licenses or agreements, other than in the ordinary course of business;

      (i) subject any asset or property of Seller to a lien, mortgage, pledge, security interest or other encumbrance (other than in connection with deposits, repurchase agreements, bankers acceptances, and accounts established in the ordinary course of business, transactions in "federal funds" and any lien, pledge, security interest or other encumbrance incurred in the ordinary course of business consistent with past practice which does not have or could not reasonably be expected to have a Material Adverse Effect on Seller and Seller Bank taken as a whole); modify in any material respect the manner in which Seller and Seller Bank have heretofore conducted their business or enter into any new line of business;

      (j) make any loan or commitment secured by 1-4-family residential properties to any borrower or group of affiliated borrowers except in the ordinary course of business consistent with past practices and policies;

      (k) except as set forth in Disclosure Schedule 3.02(k), compromise, extend or restructure any real estate loan, construction loan or commercial loan with an unpaid principal balance except in the ordinary course of business consistent with past practices and policies;

      (l) offer, issue any commitment for, or approve any first lien variable rate residential mortgage loan, or home equity line of credit loan other than on terms and conditions, exclusive of interest rates substantially similar to those for such loans then currently offered by Seller or Seller Bank;

      (m) make or commit to make any commercial business loan in excess of $400,000 (including, without limitation, lines of credit and letters of credit) or any commercial real estate or construction loan (including, without limitation, lines of credit and letters of credit) except in the ordinary course of business consistent with past practices and policies;

      (n) purchase or commit to purchase any bulk loan servicing portfolio;

      (o) make any fixed rate loan with a term exceeding 30 years and which cannot be sold in the secondary market;

      (p) other than with respect to loan transactions entered into in the ordinary course of business consistent with past practices and policies or other than with respect to loans which are readily saleable in the secondary market without recourse to the Federal Home Loan Mortgage Corporate or Federal National Mortgage Association, make or enter into any material transaction, contract or agreement or incur any other material commitment;

      (q) incur any indebtedness for borrowed money, assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of another person, except for deposit liabilities and except for indebtedness incurred in the ordinary course of business the repayment term of which does not exceed 90 days;

      (r) cancel or compromise any debt or claim, which has not previously been charged off, other than in the ordinary course of business;

      (s) enter into any transaction other than in the ordinary course of business;

      (t) invite or initiate or enter into discussions or negotiations or agreements for the acquisition or merger by the Seller or its Subsidiary of any other entity;

      (u) take any action which constitutes a breach or default of its obligations under this Agreement, or would result in any of its representations or warranties set forth in this Agreement becoming untrue, or which is reasonably likely to delay or jeopardize the receipt of any of the regulatory approvals required hereby;

      (v) change its method of accounting as in effect as of December 31, 1995, except as required by changes in GAAP or Regulatory Agencies;

      (w) engage in or enter into any transactions with respect to Seller Bank's portfolio of securities or make any investment in any security other than U.S. Treasury obligations and obligations of GNMA, FNMA and FHLMC with a maturity of one year or less, except that Seller may not under any circumstances engage in or enter into any structured transactions, derivative securities, arbitrage or hedging activity;

      (x) settle any claim, action or proceeding involving any liability of the Seller or Seller Bank for money, damages or other payment in excess of $25,000 or material restrictions upon the operations of the Seller or the Seller Bank;

      (aa) sell or otherwise dispose of or encumber any shares of capital stock of Seller Bank;

      (bb) change its methodology or monthly accrual for the allowance for loan losses;

      (cc) fail to notify Purchaser promptly of its receipt of any letter, notice or other communication, whether written or oral, from any Regulatory Agency advising that it is contemplating issuing, requiring, or requesting any agreement, memoranda, understanding or similar undertaking, or order, directive, or extraordinary supervisory letter;

      (dd) fail to remain in compliance with any capital requirement of any Regulatory Agency to which it is subject;

      (ee) fail to promptly notify Purchaser of (A) the commencement or, to the knowledge of Seller, threat of any audit, action, or proceeding involving any material amount of taxes of Seller or Seller Bank; or (B) the receipt by Seller or Seller Bank of any deficiency or audit notices or reports in respect of any material deficiencies asserted by any Federal, state, local, or other tax authority;

      (ff) agree to the extension of any statute of limitations for making any assessments with respect to taxes;

      (gg) fail to maintain and keep their properties in as good repair and condition as at present, except for ordinary wear and tear;

      (hh) except in the ordinary course of business and consistent with applicable laws and regulations, make any loan or loan commitment to any of its officers, directors or 5% or more stockholders (or any person or entity controlled by or affiliated with such officer, director or 5% or more stockholder);

      (ii) take or cause to be taken any action which would disqualify the Merger as a tax free reorganization under Section 368 of the Code;

      (jj) other than activities in the ordinary course of business consistent with prudent banking practice, sell, lease, encumber, assign or otherwise dispose of, or agree to sell, lease, encumber, assign or otherwise dispose of, any of its material assets, properties or other rights or agreements;

      (kk) file any application to relocate or terminate the operations of any office of Seller Bank;

      (ll) commit any act or omission which constitutes a breach or default by Seller or its Subsidiary under any Regulatory Agreement or a material breach or default by Seller or its Subsidiary under any material contract or material license to which Seller or its Subsidiary is a party or by which them or their respective properties is bound;

      (mm) make any equity investment or commitment to make such an investment in real estate or in any real estate development project, other than in connection with foreclosure, settlements in lieu of foreclosure or troubled loan or debt restructurings in the ordinary course of business consistent with prudent banking practices;

      (nn) create, renew, amend or terminate or give notice of a proposed renewal, amendment or termination of, any material contract, agreement or lease for goods, services or office space to which Seller or its Subsidiary is a party or by which Seller or its Subsidiary or their respective properties is bound except that Seller may renew contracts, agreements or leases in the ordinary course of business after consultation with Purchaser; or

      (oo) pay any dividend or make any other distribution to stockholders of Seller during any quarter in excess of the amount of dividends permissible under
Section 1.02(b)(ii) of this Agreement without causing an adjustment of the Purchase Price.

      (pp) agree or make any commitment to take any action to do any of the foregoing.

      SECTION 3.03 CONDUCT OF THE PURCHASER'S BUSINESS PRIOR TO THE EFFECTIVE TIME.

	    (a) Except as expressly provided in this Agreement, during the period from the date of this Agreement to the Effective Time, the Purchaser shall not (i) take any action that would cause the representations in Section
2.02 to fail to be true and accurate or that would materially affect the ability of the Purchaser and its Subsidiary to perform its covenants and agreements under this Agreement or to consummate the transactions contemplated hereby, (ii) take any action, which would materially adversely affect or delay the ability of the Seller or the Purchaser to obtain any necessary approvals, consents or waivers of any governmental authority required for the transactions contemplated hereby, or (iii) without the prior written consent of the Seller, take action to reduce the amount or its equity capital by more than 12% from the amount of Purchaser's equity capital as of June 30, 1996. Except as expressly provided in this Agreement, Acquisition Corp. shall not conduct any business prior to the Effective Time.

	    (b) If prior to the Effective Time, the Purchaser makes any public announcement of or files any application with a banking regulatory authority with respect to a merger or acquisition of another company or entity, to the extent that such acquisition or proposed transaction causes a delay in obtaining the regulatory approvals set forth in Schedule 2.01(f) beyond March 31, 1997, then the Purchase Price shall be increased by an aggregate amount equal to the Seller's net earnings for each full month of such delay subsequent to March 31, 1996 (the "Delay Months"). Notwithstanding the above, the amount of such increase shall be reduced by the "allocable amount of dividends," as defined below, paid with respect to any quarter in which such Delay Months fall. The allocable amount of dividends shall mean that percentage of the dividends paid with respect to a quarter represented by the number of Delay Months in such quarter divided by three.



				  ARTICLE IV

				   COVENANTS

      SECTION 4.01 NO SOLICITATION. From and after the date hereof until the termination of this Agreement, neither the Seller or Seller Bank, nor any of their respective officers, directors, employees, representatives, agents or affiliates (including, without limitation, any attorney or accountant retained by the Seller or its subsidiary), will, directly or indirectly, initiate, solicit or knowingly encourage (including by way of furnishing non-public information or assistance), or facilitate knowingly, any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Acquisition Proposal (as defined below), or enter into or maintain or continue discussions or negotiate with any person or entity in furtherance of such inquiries or to obtain an Acquisition Proposal or agree to or endorse any Acquisition Proposal, or authorize or permit any of their officers, directors or employees or any attorney, accountant or other representative retained by it or its subsidiary to take any such action, and the Seller shall notify Purchaser orally (within one business day) and in writing (as promptly as practicable) of all of the relevant details relating to all inquiries and proposals which it or its subsidiary or any such officer, director, employee, attorney, accountant or other representative may receive relating to any of such matters and if such inquiry or proposal is in writing, the Seller shall deliver to Purchaser a copy of such inquiry or proposal promptly; provided, however, that nothing contained in this Section 4.01 shall prohibit the Board of Directors of the Seller from
(i) furnishing information to, or entering into discussions or negotiations with any person or entity that makes an unsolicited written, bona fide proposal, to acquire the Seller pursuant to a merger, consolidation, share exchange, business combination, tender or exchange offer or other similar transaction, if, and only to the extent that (A) the Board of Directors of the Seller, after consultation with and based upon the written advice of independent legal counsel (who may be the Seller's regularly engaged independent legal counsel), determines in good faith that such action is necessary for the Board of Directors of the Seller to comply with its fiduciary duties to stockholders under applicable law (such proposal being referred to herein as a "Superior Proposal") and (B) prior to furnishing such information to, or entering into discussions or negotiations with, such person or entity, the Seller (x) provides reasonable notice to Purchaser to the effect that it is furnishing information to, or entering into discussions or negotiations with, such person or entity and (y) receives from such person or entity an executed confidentiality agreement in reasonably customary form. For purposes of this Agreement, "Acquisition Proposal" shall mean any of the following (other than the transactions contemplated hereunder) involving the Seller or its Subsidiary: (i) any merger, consolidation, share exchange, business combination, or other similar transaction; (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of 10% or more of the assets of the Seller or Seller Bank, taken as a whole, in a single transaction or series of transactions; (iii) any tender offer or exchange offer for 10% or more of the outstanding shares of capital stock of the Seller or the filing of a registration statement under the Securities Act in connection therewith; or (iv) any public announcement of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing.

      SECTION 4.02  CERTAIN POLICIES OF THE SELLER; BALANCE SHEET.

      (a) At the request of the Purchaser, the Seller shall modify and change its loan, litigation and real estate valuation policies and practices (including loan classifications and levels of reserves) after the date on which all required shareholder, Regulatory Agency (other than the applicable waiting period) and other approvals are received and prior to the Effective Time so as to be consistent on a mutually satisfactory basis with those of the Purchaser; provided, that such policies and practices (x) are consistent with generally accepted accounting principles and all applicable laws and regulations, (y) do not violate any law or regulation or cause the Seller or Seller Bank to be other than well-capitalized as defined by the Federal Reserve Board or the FDIC, and (z) are consistent with prudent banking practices.

      (b) The Seller's representations, warranties and covenants contained in this Agreement shall not be deemed to be untrue or breached in any respect for any purpose as a consequence of any modifications or changes undertaken to conform to Purchaser's policies solely on account of this Section 4.02.

      SECTION 4.03  ACCESS AND INFORMATION.

      (a) From the date of this Agreement through the Effective Time, Seller and Seller Bank shall afford to each of Purchaser and its authorized agents and representatives, reasonable access to their respective properties, assets, books and records and personnel, at reasonable business hours and after reasonable notice; and Purchaser shall be provided with such financial and operating data and other information with respect to the businesses, properties, assets, books and records and personnel of Seller and Seller Bank as they shall from time to time reasonably request. Purchaser agrees to conduct any such requests and discussions hereunder in a manner so as not to interfere unreasonably with normal operations and consumer and employee relationships of Seller. In the event the Purchaser learns of any information or matters during such investigation that the Purchaser believes may constitute or reveal a material breach of the Seller's representations, warranties, covenants or agreements contained herein, the Purchaser shall provide the Seller with a written notice specifying the information or matters learned and the basis upon which they may constitute or reveal a material breach of the Seller's representations, warranties, covenants or agreements and the Seller has the right to cure such material breach within 30 calendar days from the date of such notice. No breach of a representation, warranty, covenant or agreement that is learned pursuant to Purchaser's investigation contemplated by this Section 4.03 shall constitute a material breach of a representation, warranty, covenant or agreement by Seller under any provision of or for any purpose under this Agreement unless Purchaser provides Seller with a written notice relating thereto and the Seller has not cured such breach within the time period provided in the immediately preceding sentence or such case is not possible.

      (b) The Purchaser agrees to treat as strictly confidential all information received from the Seller or its Subsidiary and agrees not to divulge to any other person, natural or corporate (other than essential employees and agents of such party) any financial statements, schedules, contracts, agreements, instruments, papers, documents and other information relating to the Seller and its Subsidiary which it may come to know or which may come into its possession and, if the transactions contemplated hereby are not consummated for any reason, agrees promptly to return to the Seller all written material furnished by Seller or its Subsidiary.

      (c) Each party hereto will not, and will cause its respective representatives not to, use any information obtained from any other such party as a result of this Agreement (including this Section 4.03) or in connection with the transactions contemplated hereby (whether so obtained before or after the execution hereof, including work papers and other materials derived therefrom (collectively, the "Confidential Information")) for any purpose unrelated to the consummation of the transactions contemplated by this Agreement. Subject to the requirements of law, regulation and applicable Regulatory Agencies, each party hereto will keep confidential, and will cause its respective representatives to keep confidential, all Confidential Information relating to or furnished by any other such party unless such information (i) was already or becomes known to the general public, other than from a prohibited disclosure by a party to this Agreement or its representatives, (ii) becomes available to such party or an affiliate of such party from sources (other than another party to this Agreement or its representatives) not bound by a confidentiality obligation or agreement,
(iii) is disclosed with the prior written approval of the party which furnished such Confidential Information or (iv) is or becomes readily ascertainable from published information. In the event that this Agreement is terminated or the transactions contemplated by this Agreement shall otherwise fail to be consummated, each party hereto and its respective representatives shall promptly cause all Confidential Information in the possession of itself and its representatives, including all copies or extracts thereof, to be returned to the party which furnished the same.

      SECTION 4.04  EMPLOYEES AND DIRECTORS.

      (a) At the Effective Time, all of the Directors of Seller Bank shall resign and shall be replaced by the directors of the Acquisition Corp. Additionally, Mr. John F. Tierney, Jr. and Mr. John M. Tomasino shall resign as officers and employees of Seller and Seller Bank.

      All of Seller Bank's employees, other than as set forth in Section 4.04(a), would remain as employees of Seller Bank; however the Purchaser shall have no duty or obligation to continue the employment of any such employees. No contractual right to employment shall inure to such employees because of this Agreement. No employee of Seller will have any contractual right to employment unless such contract is in writing and executed by the President and Chief Executive Officer of the Purchaser. The Purchaser shall not be liable or have any obligation whatsoever to pay any severance benefits to any of Seller's Employees other than as required by the Broadway National Bank Employee Severance Compensation Plan attached as part of Disclosure Schedule 4.04.

      (b) Prior to the Effective Time, Seller and Seller Bank shall cause any and all employment, consulting, reimbursement or other agreement (the "Employment Agreements") between Seller and Seller Bank and any individuals as identified on Disclosure Schedule 4.04(c), to be terminated without further liability for payments under such Employment Agreements on the part of Purchaser or Seller, except as set forth in paragraph (d) below.

      (c) Prior to the Effective Time or such earlier date on or prior to December 31, 1996 as such person shall exercise any options to purchase Seller Common Stock presently held by him, the Employment Agreement among the Seller, Seller Bank and Donald R. Draper (the "Cashier") shall be terminated and the Cashier shall receive a payment of $450,000 as full and final consideration for the termination of such agreement and in satisfaction of any and all rights the Cashier may have upon termination of employment, including subsequent to any change in control, with the Seller and/or Seller Bank, whether before or after consummation of the transactions herein contemplated (other than pursuant to vested rights in employee benefit plans available generally for all employees which do not discriminate in favor of officers).

      (d) Prior to the Effective Time, Purchaser shall execute the form of employment agreement for Donald R. Draper attached as Exhibit C hereto.

      SECTION 4.05 CERTAIN FILINGS, CONSENTS AND ARRANGEMENTS. The Purchaser and the Seller shall (a) make as soon as practicable from the date of the Agreement, any filings and applications required to be filed in order to obtain all approvals, consents and waivers of governmental authorities necessary or appropriate for the consummation of the transactions contemplated hereby (b) cooperate with one another (i) in promptly determining what filings are required to be made or approvals, consents or waivers are required to be obtained under any relevant federal, state or foreign law or regulation and (ii) in promptly making any such filings, furnishing information required in connection therewith and seeking timely to obtain any such approvals, consents or waivers, (c) use reasonable efforts to obtain all such approvals, consents or waivers, to respond to all inquiries and requests for information from regulatory authorities, (d) and apprise each other of the content of all communications with regulatory authorities with respect to all filings and applications.

      SECTION 4.06 ANTI-TAKEOVER PROVISIONS. The Seller and its Subsidiary shall use reasonable best efforts (i) to exempt or continue to exempt the Purchaser, the Agreement and the Merger from any provisions of an anti-takeover provision in the Seller's or its Subsidiary' articles of organization, charters and bylaws and the provisions of any federal or state anti-takeover laws, and (ii) upon the reasonable request of the Purchaser, to assist in any challenge by the Purchaser to the applicability to the Agreement or the Merger of any federal or state anti-takeover law.

      SECTION 4.07 ADDITIONAL AGREEMENTS. Subject to the terms and conditions of this Agreement, each of the parties hereto agrees to use all reasonable efforts to take promptly, or cause to be taken promptly, all actions and to do promptly, or cause to be done promptly, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement as promptly as practicable, including using reasonable efforts to obtain all necessary actions or non-actions, extensions, waivers, consents and approvals from all applicable governmental entities, effecting all necessary registrations, applications and filings (including, without limitation, filings under any applicable state securities laws) and obtaining any required contractual consents and regulatory approvals. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, or to vest the Surviving Corporation with full title to all properties, assets, rights, approvals, immunities and franchises of any of the parties to the Merger, the proper officers and directors of each party to this Agreement and their respective Subsidiary shall take all such necessary action as may be reasonably requested by, and at the sole expense of, Purchaser. Seller and Seller Bank agree to confer with Purchaser regarding notification of the Merger to both customers and employees of the Seller Bank and further agree to invite a representative of Purchaser to be present at meetings with Seller Bank's employees to discuss the Merger.

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




      SECTION 4.08 PUBLICITY. The initial press release announcing this Agreement shall be a joint press release and thereafter the Seller and the Purchaser shall consult with each other in issuing any press releases or similar public disclosure with respect to the other or the transactions contemplated hereby and in making any filings with any governmental entity or with any national securities exchange with respect thereto; provided, however, that nothing contained in this Section 4.08 shall prohibit any party from responding to questions from the business press or, following notification to the other parties to this Agreement, from making any disclosure which, after consultation with its counsel, it deems necessary to comply with the requirements of applicable law or regulation.

      SECTION 4.09 NOTIFICATION OF CERTAIN MATTERS. The Purchaser and the Acquisition Corp., on the one hand, and the Seller and the Seller Bank, on the other hand, shall give prompt notice to the other of (a) the occurrence or its knowledge of any event or condition that would cause any of its representations or warranties set forth in this Agreement not to be true and correct in all material respects as of the date of this Agreement or as of the Effective Time (except as to any representation or warranty which specifically relates to an earlier date), or any of its obligations set forth in this Agreement required to be performed at or prior to the Effective Time not to be performed in all material respects at or prior to the Effective Time, including without limitation, any event, condition, change or occurrence which individually or in the aggregate has, or which, so far as reasonably can be foreseen at the time of its occurrence, is reasonably likely to result in a Material Adverse Effect on it; and (b) any action of a third party of which it receives notice that might reasonably be expected to prevent or materially delay the consummation of the transactions contemplated hereby, including, without limitation, any notice or other communication from any third party alleging that the consent of such third party is or may be required in connection with the transactions contemplated by this Agreement.

      SECTION 4.10 DIRECTORS' INSURANCE. The Purchaser will acquire and maintain for a period of at least three years following the Effective Date, directors' and officers' liability insurance, providing substantially the same coverage as the existing directors' and officers' liability insurance of the Seller, as long as the cost does not exceed a total of $35,000, for all persons who are directors and officers of the Seller and Seller Bank on the Date hereof.

      SECTION 4.11 SHAREHOLDERS' MEETING. The Seller shall take all action necessary, in accordance with applicable law and its certificate of incorporation and bylaws, to obtain the approval by the holders of Seller Common Stock of the Agreement and Merger as promptly as practicable. The Seller's Board of Directors (i) shall recommend to the Shareholders that the holders of the Seller Common Stock vote in favor of or consent to and approve and adopt this Agreement, unless the Board of Directors of the Seller, after consultation with and based upon the written advice of independent legal cousel (who may be the Seller's regularly engaged independent legal cousel), determines in good faith that not making such recommendation is necessary for the Board of Directors of the Seller to comply with its fiduciary duties to stockholders under applicable laws and (ii) shall use its reasonable best efforts to solicit such approvals.


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



      SECTION 4.12 DISSENTERS' RIGHTS. Any holder of Seller Common Stock otherwise entitled to receive Merger Consideration for each of his or her shares shall be entitled to demand payment of the fair cash value of such shares as specified in the MGLA if the holder follows the procedures specified in the statutes. Those shares shall hereafter be specified as "Dissenting Shares." Any Dissenting Shares shall not, after the Effective Time, be entitled to vote for any purpose or receive any dividends or other distributions and shall not be converted into cash as provided in Section 1.03 hereof; provided, however, that shares of Seller Common Stock held by a dissenting shareholder who subsequently withdraws a demand for payment, fails to comply fully with the requirements of the MGLA, or otherwise fails to establish the right of such shareholder to be paid the fair cash value of such shareholder's shares under the MGLA shall be deemed to be converted into cash pursuant to the terms and conditions specified herein. Seller shall give Purchaser prompt notice of any written demands for appraisal of any shares of Seller Common Stock, attempted withdrawals of any such demands, and any other instruments served pursuant to the MGLA and received by Seller relating to shareholders' rights of appraisal. Seller shall not, except with the prior written consent of Purchaser, voluntarily make any payment with respect to any demands for appraisals of any shares of Seller Common Stock, offer to settle or settle any such demands or approve any withdrawal of any such demands.

      SECTION 4.13 CONTINUATION OF LEASES. Seller shall use best efforts to ensure that all action is taken to enable Purchaser to assume the leases currently held by the Seller on its branch facilities. Seller shall cooperate with Purchaser to secure any approvals from the lessors that may be required.

      SECTION 4.14 SUBSEQUENT FINANCIAL STATEMENTS. As soon as reasonably available, but in no event more than 20 days after the end of each month ending after the date of this Agreement, Purchaser will deliver to Seller and Seller will deliver to Purchaser their respective monthly financial statements.

      SECTION 4.15 CURRENT INFORMATION. During the period from the date of this Agreement to the Effective Time, Seller will cause one or more of Seller Bank's designated representatives to confer on a regular and frequent basis (not less than monthly) with representatives of Purchaser and to report (i) the general status of the ongoing operations of Seller and its Subsidiary and (ii) the status of, and the action proposed to be taken with respect to, loans held by Seller or Seller Bank which, individually or in combination with one or more other Loans to the same borrower thereunder, have an unpaid principal amount of $250,000 or more and are non-performing assets. Seller will promptly notify Purchaser of any material change in the normal course of business or in the operation of the properties of Seller or its Subsidiary and of any governmental complaints, investigations or hearings (or communication indicating that the same may be contemplated), or the institution or the threat of significant litigation involving Seller or its Subsidiary, and will keep Purchaser fully informed of such events.





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



				   ARTICLE V

			  CONDITIONS TO CONSUMMATION

      SECTION 5.01 CONDITIONS TO EACH PARTY'S OBLIGATIONS. The respective obligations of each party to effect the Merger shall be subject to the fulfillment at or prior to the Effective Time of the following conditions, none of which may be waived:

      (a) this Agreement shall have been approved by the requisite vote or consent of the holders of Seller Common Stock in accordance with applicable law;

      (b) all necessary regulatory or governmental approvals, consents or waivers required to consummate the transactions contemplated hereby shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired; and

      (c) no party hereto shall be subject to any order, decree or injunction of a court or agency of competent jurisdiction which enjoins or prohibits the consummation of the Merger.

      SECTION 5.02 CONDITIONS TO THE OBLIGATIONS OF THE PURCHASER UNDER THIS AGREEMENT. The obligations of the Purchaser to effect the Merger shall be further subject to the satisfaction at or prior to the Effective Time of the following conditions, any one or more of which may be waived by the Purchaser:

      (a) each of the obligations, covenants and agreements of the Seller required to be performed by it at or prior to the Effective Time pursuant to the terms of this Agreement shall have been duly performed and complied with in all material respects, and the Purchaser shall have received a certificate to the foregoing effect dated the Effective Date and signed by the Chairman and President of the Seller;

      (b) the representations and warranties of the Seller contained in this Agreement (subject to Section 4.09) shall be true and correct in all material respects as of the date of this Agreement and as of the Effective Time (as though made at and as of the Effective Time except as to (i) any representation or warranty which specifically relates to an earlier date; and (ii) where the facts which cause the failure of any representation or warranty to be so true and correct would not, either individually or in the aggregate, constitute a Material Adverse Effect on Purchaser and its Subsidiary taken as a whole) and the Purchaser shall have received a certificate to the foregoing effect dated the Closing Date signed by the Chairman and President of the Seller.

      (c) the Purchaser shall have received certified copies of the resolutions (or documents of like import) evidencing the authorization of this Agreement and the consummation of the transactions contemplated hereby by the Seller's Board of Directors and the Seller's shareholders;

      (d) the Purchaser shall have received a certificate of corporate existence and good standing for the Seller from the Secretary of State of the Commonwealth of Massachusetts (such certificate to be dated as of a day as close as practicable to the date of the Closing) and a similar certificate for the Seller Bank from the OCC;

      (e) Subject to the Purchaser's compliance with Sections 4.05 and 4.07, none of the approvals or consents referred to in Section 5.01(b) hereof shall contain any condition which would, or would be reasonably likely to, have a Material Adverse Effect on the Purchaser and its Subsidiary taken as a whole giving effect to the completion of the transactions contemplated hereby;

      (f) the Purchaser shall have received an opinion or opinions, dated the date of the Closing, from Cranmore, FitzGerald & Meaney, counsel to the Seller, to the effect that:

	    (i) Seller is a corporation duly authorized, validly existing and in good standing corporation under the laws of the Commonwealth of Massachusetts and Seller Bank is a national bank duly organized and in existence under the laws of the United States of America;

	    (ii) the Seller has the power and authority to carry on its business currently conducted, to own, lease and operate its properties and to consummate the transactions contemplated by this Agreement and the Plan of Merger and the Seller and its Subsidiary have the corporate power and authority to carry on their business currently conducted and to own, lease and operate their properties;

	    (iii) this Agreement and the Plan of Merger have been duly authorized and approved by the Seller and this Agreement and the Plan of Merger and the transactions contemplated thereby have been approved by the requisite vote or consent of the Seller's shareholders and duly authorized, executed and delivered by the Seller and this Agreement and Plan of Merger constitute the valid and binding obligation of the Seller;

	    (iv) the authorized capitalization of the Seller is as set forth in Section 2.01(b) hereof;

	    (v) all acts, other proceedings required to be taken by or on the part of the Seller, including the adoption of this Agreement and the Plan of Merger by the shareholders of the Seller, and the necessary approvals, consents, authorizations or notifications required to be taken to consummate the transactions contemplated by this Agreement and the Plan of Merger, have been properly taken or obtained; neither the execution and delivery of this Agreement and the Plan of Merger nor the consummation of the transactions contemplated hereby and thereby, with or without the giving of notice or the lapse of time, or both, will (i) violate any provision of the Articles of Organization, Charter or Bylaws of the Seller or the Subsidiary; or (ii) to the knowledge of such counsel, violate, conflict with, result in the material breach or termination of, constitute a material default under, accelerate the performance required by, or result in the creation of any material lien, charge or encumbrance upon any of the properties or assets of the Seller or the Subsidiary pursuant to any indenture, mortgage, deed of trust, or other agreement or instrument to which the Seller or the Subsidiary are a party or by which it or any of their properties or assets may be bound, or violate any statute, rule or regulation applicable to the

Seller or the Subsidiary, which would have a Material Adverse Effect on the financial condition, assets, liabilities, or business of the Seller or the Subsidiary; to the knowledge of such counsel, no consent, approval, authorization, order, registration or qualification of or with any court, regulatory authority or other governmental body, other than as specifically contemplated by this Agreement is required for the consummation by the Seller or the Subsidiary of the transactions contemplated by this Agreement and the Plan of Merger;

	    (vi) to the knowledge of such counsel, since the date of this Agreement, neither the Seller nor the Subsidiary have granted any options, warrants, calls, agreements or commitments of any character relating to any of the shares of the Seller or the Subsidiary, nor has the Seller or the Subsidiary granted any rights to purchase or otherwise acquire from the Seller or the Subsidiary any shares of the Seller's or the Subsidiary' capital stock, except as provided in this Agreement as set forth in Disclosure Schedule 2.01(b);

	    (vii) except as disclosed pursuant to Disclosure Schedule 2.01(k), there are no actions, suits, proceedings or investigations of any nature pending or threatened that challenge the validity or legality of the transactions contemplated by this Agreement or Plan of Merger which seek or threaten to restrain, enjoin or prohibit (or obtain substantial damages in connection with) the consummation of such transactions;

	    (viii) to the knowledge of such counsel, there is no litigation, appraisal or other proceeding or governmental investigation pending or threatened against or relating to the business or property of the Seller or the Subsidiary which would have a Materially Adverse Effect on the consolidated financial condition of the Seller, or of any legal impediment to the continued operation of the properties and business of the Seller or the Subsidiary in the ordinary course after the consummation of the transactions contemplated by this Agreement and Plan of Merger.

      (g) the Seller shall have furnished the Purchaser with such certificates of its officers or others and such other documents to evidence fulfillment of the conditions set forth in this Section 5.02 as the Purchaser may reasonably request.

      (h) the Seller will be responsible for making all filings and/or submitting all returns with respect to any state and/or local real estate transfer or gains taxes that are required to be filed before the Effective Time. Seller also agrees to pay any expenses relating to the preparation or filing of returns with respect thereto.

      SECTION 5.03 CONDITIONS TO THE OBLIGATIONS OF THE SELLER. The obligations of the Seller to effect the Merger shall be further subject to the satisfaction at or prior to the Effective Time of the following conditions, any one or more of which may be waived by the Seller:

      (a) each of the obligations of the Purchaser required to be performed by it at or prior to the Effective Date pursuant to the terms of this Agreement shall have been duly performed and complied with in all material respects, and the Seller shall have received a certificate to the foregoing effect dated the Closing Date and signed by the President and Chief Financial Officer of the Purchaser;

      (b) the representations and warranties of the Purchaser contained in this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Effective Time (as though made at and as of the Effective Time except as to any representation or warranty which specifically relates to an earlier date) and the Seller shall have received a certificate to the foregoing effect dated the Effective Date signed by the President and the Chief Financial Officer of the Purchaser;

      (c) the Seller shall have received an opinion, dated as of the Effective Date, from Muldoon, Murphy & Faucette, counsel for the Purchaser to the effect that:

	    (i) Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware;

	    (ii) Purchaser has the corporate power and authority to carry on its business as now conducted, to own, lease and operate its properties and to consummate the transactions contemplated by the Agreement;

	    (iii) the Agreement has been duly authorized, executed and delivered
		  by Purchaser and Acquisition Corp. and constitutes the valid and binding obligation of Purchaser and Acquisition Corp;

	    (iv) all corporate acts and other proceedings required to be taken by or on the part of Purchaser and Acquisition Corp. to consummate the transactions contemplated by the Agreement have been properly taken; neither the execution and delivery of the Agreement, nor the consummation of the transactions contemplated hereby and thereby, with and without the giving of notice or the lapse of time, or both, will violate any provision of the Articles of Incorporation or Bylaws of Purchaser;

	    (v) except as disclosed in such opinion, to the knowledge of such counsel there are no actions, suits, proceedings or investigations (public or private) of any nature pending or threatened that challenge the validity or propriety of the transactions contemplated by the Agreement or which seek or threaten to restrain, enjoin or prohibit or to obtain substantial damages in connection with the consummation of such transactions; and

	    (vi) all regulatory and governmental approvals and consents which are necessary to be obtained by Purchaser and its subsidiaries to permit the execution, delivery and performance of the Agreement have been obtained.




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



				  ARTICLE VI

				  TERMINATION

      SECTION 6.01 TERMINATION. Notwithstanding any other provision of this Agreement, this Agreement may be terminated, and the Merger abandoned, prior to the Effective Time, either before or after its approval by the shareholders of the Seller:

      (a) by the mutual consent of the Purchaser and the Seller in a written instrument if the board of directors of each so determines by vote of a majority of the members of its entire board;

      (b) by the Purchaser or the Seller (provided that the party seeking termination is not then in material breach of any representation, warranty, covenant or other agreement contained herein), in the event of (i) a failure to perform or comply by the other party with any covenant or agreement of such other party contained in this Agreement, which failure or non-compliance is material in the context of the transactions contemplated by this Agreement, or
(ii) subject to Section 4.09, any inaccuracies, omissions or breach in the representations, warranties, covenants or agreements of the other party contained in this Agreement the circumstances as to which either individually or in the aggregate have, or reasonably could be expected to have, a Material Adverse Effect on such other party; in either case which has not been or cannot be cured within 30 calendar days after written notice thereof is given by the party seeking to terminate to such other party;

      (c) by the Purchaser or the Seller by written notice to the other party if either (i) any approval, consent or waiver of a governmental authority required to permit consummation of the transactions contemplated hereby shall have been denied or (ii) any governmental authority of competent jurisdiction shall have issued a final, unappealable order enjoining or otherwise prohibiting consummation of the transactions contemplated by this Agreement;

      (d) by the Purchaser or the Seller, in the event that the Merger is not consummated by June 30, 1997, unless the failure of such occurrence is due to the failure to perform or comply with any covenant or agreement contained in this Agreement by the party seeking to terminate; provided, however, that the terminating party provides thirty (30) days prior written notice to the other party of such Party's intention to terminate; or

      (e) subject to Section 4.09, by the Purchaser by written notice to the Seller in the event that there has occurred since the date of this Agreement an event, condition, change or occurrence which, individually or in the aggregate, has had or could reasonably be expected to result in a Material Adverse Effect on the Seller; provided that the Purchaser shall have given the Seller thirty
(30) calendar days prior written notice of such termination, and the Seller shall not have remedied such event, condition, change or occurrence by the end of such thirty-day period.

      (f) by Purchaser, if in connection with any application to the State of Massachusetts regarding the Merger, Purchaser is required to make available for call by the Massachusetts

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



Housing Partnership Fund an amount of dollars greater than ninety hundredths of one percent of the consolidated assets of Seller and Seller Bank.

      SECTION 6.02 EFFECT OF TERMINATION. In the event of the termination of this Agreement by either the Purchaser or the Seller, as provided above, this Agreement shall thereafter become void and, subject to the provisions of Section 8.02, there shall be no liability on the part of any party hereto or their respective officers or directors, except as provided in Section 6.03 and except that any such termination shall be without prejudice to the rights of any party hereto arising out of the willful breach by any other party of any provision contained in this Agreement.

      SECTION 6.03 TERMINATION FEE. In the event the Merger is terminated pursuant to 6.01(b) or (e) of this Agreement by Purchaser or Seller and the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained in this Agreement which breach constitutes a Material Adverse Effect, Purchaser and Seller agree that the terminating party shall be entitled to a termination fee of $2 million as liquidated damages.

				  ARTICLE VII

		  CLOSING, EFFECTIVE DATE AND EFFECTIVE TIME

      SECTION 7.01 EFFECTIVE DATE AND EFFECTIVE TIME. Subject to the provisions of Article V and VI, the closing of the transactions contemplated hereby shall take place at the offices of the Purchaser on such date (the "Closing Date") within five (5) business days after the expiration of all applicable waiting periods in connection with approvals of Regulatory Agencies and all conditions to the consummation of this Agreement are satisfied or waived at such time within such period as the Purchaser and the Seller mutually agree, or on such other date as may be agreed by the parties; provided, however, that unless both parties otherwise agree the Closing Date shall not occur before January 2, 1997. Subject to the provisions of this Agreement, on the Closing Date, the Certificate of Merger shall be signed, verified and affirmed as required by applicable law and duly filed with the Secretary of State of the Commonwealth of Massachusetts. The date of such filing is herein called the "Effective Date." The "Effective Time" of the Merger shall be the time on the Effective Date as set forth in such articles of merger.

      SECTION 7.02 DELIVERIES AT THE CLOSING. Subject to the provisions of Articles V and VI, on the Closing Date there shall be delivered to the Purchaser and the Seller the documents and instruments required to be delivered under
Article V.

				 ARTICLE VIII

				 OTHER MATTERS

      SECTION 8.01 CERTAIN DEFINITIONS; INTERPRETATION. As used in this Agreement, the following terms shall have the meanings indicated, unless the context otherwise requires:

	    "material" means material to the Purchaser or the Seller (as the case may be) and its respective subsidiaries, taken as a whole.

	    "person" includes an individual, corporation, partnership, association, trust or unincorporated organization.

      When a reference is made in this Agreement to Sections or Exhibits, such reference shall be to a Section of, or Exhibit to, this Agreement unless otherwise indicated. The headings contained in this Agreement are for ease of reference only and shall not affect the meaning or interpretation of this Agreement. Whenever the words "include, "includes, or "including" are used in this Agreement, they shall be deemed followed by the words "without limitation." Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Any reference to gender in this Agreement shall be deemed to include any other gender.

      SECTION 8.02 SURVIVAL. Only those agreements and covenants of the parties that are by their terms applicable in whole or in part after the Effective Time shall survive the Effective Time. All other agreements and covenants and all representations and warranties shall be deemed to be conditions of the Agreement and shall not survive the Effective Time. If the Agreement shall be terminated, the agreements of the parties in Section 4.03(b) and (c) Section 6.02 through
6.03 and Section 8.07 shall survive such termination.

      SECTION 8.03 AMENDMENT. This Agreement may be amended by the parties hereto, by or pursuant to action taken by their respective boards of directors, at any time before or after approval hereof by the shareholders of the Seller but, after such approval, no amendment shall be made which reduces the amount or changes the form of the Merger Consideration as provided in Section 1.02 or which in any way materially adversely affects the rights of such shareholders, without the further approval of such shareholders. This Agreement may not be amended except by an instrument in writing specifically referring to this
Section 8.03 and signed on behalf of each of the parties hereto.

      SECTION 8.04 WAIVER. At any time prior to the Effective Date, the Purchaser, on the one hand, and the Seller, on the other hand, may (i) extend the time for the performance of any of the obligations or other acts of the other, (ii) waive any inaccuracies in the representations and warranties of the other contained herein or in any documents delivered pursuant hereto and (iii) waive compliance by the other with any of the agreements or conditions contained herein which may legally be waived. Any agreement on the part of a party hereto to

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any such extension or waiver shall be valid only if set forth in an instrument in writing specifically referring to this Section 8.04 and signed on behalf of such party.

      SECTION 8.05 COUNTERPARTS. This Agreement may be executed in counterparts each of which shall be deemed to constitute an original, but all of which together shall constitute one and the same instrument.

      SECTION 8.06 GOVERNING LAW. This Agreement shall be governed by, and interpreted in accordance with, the laws of the Commonwealth of Massachusetts, without regard to conflicts of laws principles.

      SECTION 8.07 EXPENSES. Each party hereto will bear all expenses incurred by it in connection with this Agreement and the transactions contemplated hereby, except that if the Termination Fee becomes payable, the party entitled to receive such fee shall be paid the fee by the other party on demand.

      SECTION 8.08 NOTICES. All notices, requests, acknowledgements and other communications hereunder to a party shall be in writing and shall be delivered by hand, overnight courier or by facsimile transmission (confirmed in writing) to such party at its address or facsimile number set forth below or such other address or facsimile number as such party may specify by notice hereunder, and shall be deemed to have been delivered as of the date so delivered.

      If to the Seller, to:   BROADWAY CAPITAL CORP.
			      457 Broadway
			      Chelsea, Massachusetts 02150
			      (617) 884-2650

			      Facsimile:   (617) 889-2923

			      Attention:  John F. Tierney, Jr.

				    and

      With copies to:         Cranmore, FitzGerald & Meaney
			      49 Wethersfield Avenue
			      Hartford, Connecticut  06114-1102
			      (203) 522-9100

			      Facsimile:  (203) 522-3379

			      Attention:  J. J. Cranmore



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      If to the Purchaser or Acquisition Corp., to:

			      BOSTONFED BANCORP, INC.
			      17 New England Executive Park
			      Burlington, Massachusetts  01803
			      (617) 273-0300

			      Facsimile:   (617) 221-7594

			      Attention:  David F. Holland

      With copies to:         Muldoon, Murphy & Faucette
			      5101 Wisconsin Avenue, N.W.
			      Washington, D.C.  20016
			      202-362-0840

			      Facsimile:   (202) 966-9409

			      Attention:  Thomas J. Haggerty

      SECTION 8.09 ENTIRE AGREEMENT; ETC. This Agreement, together with the Disclosure Schedules, the Exhibits and the Plan of Merger, represent the entire understanding of the parties hereto with reference to the transactions contemplated hereby and supersedes any and all other oral or written agreements heretofore made. All terms and provisions of the Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. Except as to Section 4.10, nothing in this Agreement is intended to confer upon any other person any rights or remedies of any nature whatsoever under or by reason of this Agreement.

      SECTION 8.10 ASSIGNMENT. This Agreement may not be assigned by any party hereto without the written consent of the other parties.

      SECTION 8.11 SCHEDULES NOT ADMISSIONS. Inclusion in any Exhibit hereto or in the Disclosure Schedules of any statement or information by the Seller shall not constitute an admission that such information is required (by reason of materiality or otherwise) to be furnished as part of such Disclosure Schedules, otherwise under this Agreement or an admission against interest with respect to any person not a party hereto.



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      IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized officers as of the day and year first above written.

				    BOSTONFED BANCORP, INC.


Attest: David P. Conley               By: /s/ David F. Holland
	---------------                   -----------------------------------
					  David F. Holland
					  Chairman, Chief Executive Officer and
					  President



				    BROADWAY CAPITAL CORP.


Attest: John M. Tomasino              By: /s/ John F. Tierney, Jr.
	----------------                  -----------------------------------
					  John F. Tierney, Jr.
					  President



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